UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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VIAD CORP

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Viad Corp
1850 North Central Avenue, Suite 1900
Phoenix, Arizona 85004-4565

April 4, 2013

Dear Fellow Viad Corp Shareholder:

We look forward to your attendance in person or by proxy at the 2013 Annual Meeting of Shareholders of Viad Corp. We will hold the meeting on Tuesday, May 21, 2013, at 9:00 a.m., Mountain Standard Time, at The Ritz-Carlton, 2401 East Camelback Road, Phoenix, Arizona 85016. The formal notice of the meeting and proxy statement are attached and provide information about the matters to be acted upon by shareholders.

Directors and officers will be available at the meeting to speak with you. There will be an opportunity during the meeting for your questions regarding the affairs of the Company and for a discussion of the business to be considered at the meeting, as explained in the notice and proxy statement. The agenda for this year’s annual meeting includes the following items:

Agenda Item	Board Recommendation

Election of Directors	FOR
Ratification of Deloitte & Touche LLP as our independent public accountants for 2013	FOR
Advisory approval of named executive officer compensation	FOR

Your vote is important, and we urge you to cast your vote promptly. Whether you plan to attend the meeting or not, please sign, date and return the enclosed proxy card in the envelope provided, or you may vote your shares by telephone or the Internet as described on your proxy card. If you plan to attend the meeting, you may vote in person.

Thank you for your continued support of Viad Corp.

Sincerely,

Paul B. Dykstra

Chairman, President and Chief Executive Officer

Viad Corp
1850 North Central Avenue, Suite 1900
Phoenix, Arizona 85004-4565

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 21, 2013

9:00 a.m.

The Ritz-Carlton, 2401 East Camelback Road, Phoenix, Arizona 85016

The 2013 Annual Meeting of Shareholders of Viad Corp, a Delaware corporation, will be held at The Ritz-Carlton, 2401 East Camelback Road, Phoenix, Arizona 85016, on Tuesday, May 21, 2013, at 9:00 a.m., Mountain Standard Time. No admission tickets or other credentials will be required for attendance at the meeting. You may use the hotel’s free valet parking. The purposes of the meeting are to:

1.	Elect two directors to Viad’s Board of Directors, each for a three-year term;

2.	Ratify the appointment of Deloitte & Touche LLP as our independent public accountants for 2013;

3.	Approve, in an advisory vote, the 2012 compensation of Viad’s named executive officers; and

4.	Consider any other matters which may properly come before the meeting and any adjournments.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Our 2012 Annual Report, including financial statements, is included with your proxy materials. Only shareholders of record of common stock at the close of business on March 27, 2013, are entitled to receive this notice and to vote at the meeting. A list of shareholders entitled to vote will be available at the meeting for examination by any shareholder for any proper purpose. The list will also be available on the same basis for 10 days prior to the meeting at Viad’s principal executive office at the address listed above. To assure your representation at the meeting, please vote your shares by telephone, the Internet or by signing, dating and returning the enclosed proxy card at your earliest convenience. The Internet and automated telephone voting features are described on the proxy card. We have enclosed a return envelope, which requires no postage if mailed in the United States, if you choose to mail your proxy. Your proxy is being solicited by the Board of Directors.

By Order of the Board of Directors

DEBORAH J. DEPAOLI

General Counsel and Secretary

April 4, 2013

Important Notice Regarding the Availability of Proxy Materials

The 2013 Proxy Statement and 2012 Annual Report are available at viad.investorroom.com/proxy_notices

(or go to www.viad.com and then click onto the link “2013 Annual Meeting–Proxy Materials”).

PROXY STATEMENT SUMMARY

Viad Corp 2013 Annual Meeting	Tuesday, May 21, 2013 9:00 a.m., Mountain Standard Time	The Ritz-Carlton 2401 East Camelback Road Phoenix, Arizona 85016

Agenda	1. Elect two directors.
2. Ratify the appointment of Deloitte & Touche LLP as our independent public accountants (also referred to as “independent auditors”) for 2013.
3. Hold an advisory vote to approve the 2012 compensation of Viad’s named executive officers.
4. Any other proper business.

Proxies Solicited By	Board of Directors of Viad Corp.

First Mailing Date	We anticipate mailing the proxy statement on April 4, 2013.

Record Date	March 27, 2013. On the record date, we had 20,327,702 shares of our common stock outstanding.

Voting	If you were a holder of common stock on the record date, you may vote at the meeting. Each share held by you is entitled to one vote. You can vote in person at the meeting, by the Internet, by automated telephone voting or by proxy.

Proxies	We will vote signed returned proxies “FOR” the Board’s director nominees, “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent public accountants for 2013 and “FOR” the approval of the compensation of Viad’s named executive officers, unless you vote differently on the proxy card. The proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, proxy holders will vote for a person whom they believe will carry on our present policies.

Revoking Your Proxy	You may revoke your proxy before it is voted at the meeting. To revoke your proxy, follow the procedures listed under the “Voting Procedures and Revoking Your Proxy” section of this proxy statement.

Your Comments	Your comments about any aspect of our business are welcome. Although we may not respond on an individual basis, your comments receive consideration and help us measure your satisfaction.

Prompt return of your proxy will help reduce the costs of resolicitation.

Viad Corp ï PROXY STATEMENT SUMMARY	1

PROPOSAL 1: ELECTION OF DIRECTORS

INTRODUCTION

Upon the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors (the “Board of Directors” or the “Board”) of Viad Corp (“Viad,” “we” or the “Company”) has nominated the two persons listed below to serve as directors. Each of the director nominees proposed for election at this year’s annual meeting are independent directors within the meaning of the New York Stock Exchange (“NYSE”) listing standards, applicable Securities and Exchange Commission (“SEC”) regulations and Viad’s Corporate Governance Guidelines.

MAJORITY VOTE STANDARD FOR ELECTION OF DIRECTORS

Viad’s Bylaws (the “Bylaws”) provide that the vote standard is a majority of votes cast for uncontested elections of directors, which means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that director nominee. The Bylaws further provide that if a nominee who already serves as a director is not elected by a majority vote, then the director will be obligated to tender his or her resignation to the Board. The Corporate Governance and Nominating Committee of the Board will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will be required to publicly disclose its decision and the rationale behind it within 90 days of the certification of the election results. The director who tenders his or her resignation will not participate in the Board’s decision. In contested elections where the number of nominees exceeds the number of directors to be elected, the Bylaws provide for a plurality vote standard. If a nominee who was not already serving as a director is not elected at the annual meeting, the Bylaws provide that the nominee would not become a director.

SKILLS, QUALIFICATIONS AND EXPERIENCE OF VIAD’S DIRECTORS

While Viad’s directors have many individual qualifications, our Board believes that certain specific qualifications are common to all of Viad’s directors, and these qualifications (as well as others) led the Board to conclude that each director listed below under the “Director Nominees” and “Directors Continuing in Office” sections should serve on the Board. These qualifications include:

•	Highest ethical standards and integrity
•	Willingness to act on and be accountable for Board decisions
•	Ability to provide informed and thoughtful counsel to top management on a range of issues
•	History of achievement that reflects superior standards for himself/herself and others
•	Loyalty and commitment to driving the success of Viad
•	Willingness to ask questions and pursue answers
•	Ability to take tough positions, while at the same time work as a team player
•	Willingness to devote sufficient time to carrying out his/her duties and responsibilities effectively as a Board member, and commitment to serve on the Board for an extended period of time
•	Adequate time to spend learning the businesses of Viad
•	Individual background that provides a portfolio of experience, knowledge and personal attributes commensurate with Viad’s needs

BOARD STRUCTURE

Our Board currently consists of nine persons divided into three classes or groups. The term of one class of directors expires at each annual meeting, and nominees are elected to that class for a term of three years. Two directors are proposed for election at this year’s annual meeting, which will result in an eight member Board following the announced retirement of Mr. Jess Hay, whose term expires on the date of the 2013 Annual Meeting of Shareholders.

2	Viad Corp ï PROPOSAL 1: ELECTION OF DIRECTORS

DIRECTOR NOMINEES

Our Board of Directors has nominated Isabella Cunningham and Albert M. Teplin for election at the 2013 Annual Meeting of Shareholders. These nominees are currently members of the Board of Directors and, if elected, have agreed to serve another term, which will expire in 2016. Information about the director nominees is presented below.

Isabella Cunningham	Dr. Cunningham is an Ernest A. Sharpe Centennial Professor in Communication at The University of Texas at Austin, where she has worked since 1983. She has been the Chair of the Department of Advertising and a Professor of Advertising at the university since 2002 and 1981, respectively, and serves as a member of many university and community organizations. Dr. Cunningham has extensive knowledge and expertise regarding the marketing industry, including the face-to-face marketing space in which Viad competes, and has been published extensively in the area of business and marketing. She has broad international business exposure and holds a Doctor of Jurisprudence degree and a Masters in Business Administration degree from two Brazilian universities. Dr. Cunningham acquired executive management and governance experience during her service on the boards of directors of Cornell Companies, Inc. from 2005 to 2006, Dupont Photomasks, Inc. from 2001 to 2005 and other for-profit companies and non-profit organizations. Age 70. Director since 2005.

Albert M. Teplin	Dr. Teplin is a retired Senior Economist for the Board of Governors of the Federal Reserve System, where he served in that position from 2001 to October 2002 and as Chief, Flow of Funds Section from 1989 to 2001. Dr. Teplin has broad experience analyzing economic trends and their application to business practices and government policies and has a doctorate in economics from the Johns Hopkins University in Baltimore, Maryland. His background also provides him with an ability to understand and evaluate technical financial matters pertaining to mergers, acquisitions and other significant business decisions. He currently heads Teplin Financial Planning LLC. He was previously a director from 2004 to 2010 and Audit Committee Chair from 2008 to 2010 of MoneyGram International, Inc. Age 67. Director since 2003.

Recommendation of the Board

The Board of Directors recommends that you vote “FOR” these director nominees.

DIRECTORS CONTINUING IN OFFICE

Information about the six directors continuing in office until expiration of their designated terms is presented below.

For Terms Expiring at the 2014 Annual Meeting:

Paul B. Dykstra	Mr. Dykstra has served as Chairman, President and Chief Executive Officer of Viad since April 1, 2008, President and Chief Executive Officer of Viad since April 1, 2006 and Chief Operating Officer of Viad since January 1, 2006. Prior to 2006, Mr. Dykstra was President and Chief Executive Officer of Global Experience Specialists, Inc. (“GES”), a subsidiary of Viad, since 2000 and Executive Vice President-International and Corporate Development of GES since 1999. He served as Executive Vice President-General Manager and in other similar executive positions with Travelers Express Company, Inc., a former subsidiary of Viad, from 1994 to 1999. Through his many executive management positions held with Viad’s businesses, Mr. Dykstra has developed substantial experience in corporate strategy, operations, commercial development and sales, accounting and finance. Age 51. Director since 2006.

Viad Corp ï PROPOSAL 1: ELECTION OF DIRECTORS	3

Edward E. Mace	Mr. Mace has been President of Mace Pacific Holding Company, LLC, a private investment company working with investors and developers in the acquisition and repositioning of branded and independent luxury hotels and resorts, since 2006. During that time, he also served as President, Chief Executive Officer and Managing Partner of Ascent Resort Partners, a developer and operator of hotels and resorts, from 2009 to 2011 and was a member of the Concessions Management Advisory Board of the U.S. National Park Service from 2010 to 2012. Mr. Mace was President of Vail Resorts Lodging Company and Rock Resorts International LLC, both subsidiaries of Vail Resorts, Inc., an owner, manager and developer of ski resorts and related lodging, from 2001 to 2006. Prior to that position, Mr. Mace served on the management team of Fairmont Hotels & Resorts, Inc., where he served as Vice Chairman from 2000 to 2001, President and Chief Executive Officer from 1998 to 2000, and Executive Vice President from 1996 to 1998. From 1994 to 1996, Mr. Mace was a partner in KPMG LLP’s hospitality and real estate consulting practice. He also served as a director of BRE Properties, Inc., a publicly-traded real estate investment trust, from 1998 to 2010. Mr. Mace has extensive public company experience in the travel and leisure sector, both as an executive officer and as a director, as well as finance and accounting experience. Age 61. Director since 2012.

Margaret E. Pederson	Ms. Pederson has served as the President of Amirexx LLC, a consulting firm focused on exhibitions, conferences, events and media, since 2008, and Managing Director, Golden Seeds Fund LP, an investment group that is dedicated to investing in early and growth stage companies founded and/or led by women, since 2010. Ms. Pederson served as Chairman of the Board, International Association of Exhibitions and Events, an international association representing those who plan, produce and service exhibitions, conferences and proprietary corporate events, from 2008 to 2009. She also served as President, Penton Exhibitions group of Penton Media, Inc., an exhibition and conference organizer, from 1999 to 2008. Ms. Pederson has extensive industry experience and knowledge concerning the industries in which Viad’s Marketing & Events Group competes. She also has substantial experience in international business. Age 58. Director since 2011.

For Terms Expiring at the 2015 Annual Meeting:

Daniel Boggan Jr.	Mr. Boggan is a retired Senior Vice President and Chief Operating Officer of the National Collegiate Athletic Association (NCAA), a voluntary organization which governs college and university athletic programs, from 1996 through his retirement in August 2003. He was Chief of Staff, Office of the Mayor, Oakland, California from January 2007 to August 2007 and Vice President-Business Development for Siebert Brandford Shank & Co., L.L.C., a municipal finance firm which provides investment banking, sales and trading and financial advisory services, from October 2005 until March 2006. From 2003 to 2005, Mr. Boggan served as a consultant for Siebert Brandford Shank & Co., L.L.C. Mr. Boggan is also a trustee of The California Endowment, and formerly served as Chair of the Investment and Finance Committee from 2010 to 2012 and as Chairman of the Board from 2008 to 2010. He served as a trustee of Albion College from 1993 to 2011. He also served on the Board of Alameda County Medical Center as President and Chair of the Executive Committee from 2010 to 2013, as a member of the Human Resources Committee and Quality Professional Services Committee from 2008 to 2013 and as Vice Chair from 2008 to 2010. He was a director of Collective Brands, Inc. from 1997 to 2012 and is currently a director of The Clorox Company. Mr. Boggan has specific knowledge regarding the marketing industry, sales and the industries specific to Viad. Age 67. Director since 2005.

4	Viad Corp ï PROPOSAL 1: ELECTION OF DIRECTORS

Richard H. Dozer	Mr. Dozer was Chairman-Phoenix Office of GenSpring Family Offices, a wealth management firm for ultra high net worth families, a position he held from 2008 to February 2013. He also serves as Treasurer of the Greater Phoenix Convention and Visitors Bureau. Mr. Dozer was co-founder and a managing partner of CDK Partners, a real estate development and investment company, from 2006 to 2008. Mr. Dozer was President of the Arizona Diamondbacks, a Major League Baseball franchise, from the team’s inception in 1995 until 2006, and was the Vice President and Chief Operating Officer of the Phoenix Suns, an NBA professional basketball franchise, from 1987 to 1995, as well as President of the US Airways Center arena (formerly America West Arena) from 1989 to 1995. Mr. Dozer’s leadership positions with the Arizona Diamondbacks, Phoenix Suns and US Airways Center provided him with skills and experience related to operations, sales and other areas related to Viad’s specific industries, including marketing, corporate events and branded events. Mr. Dozer also has financial experience, which he acquired from his audit manager position and other positions he held with Arthur Andersen from 1979 to 1987, during which time he held a CPA license. Mr. Dozer is a director and Audit Committee Chairman of Swift Transportation Company, a public company, a director and Audit Committee Chairman of Blue Cross Blue Shield of Arizona, as well as a member of the Executive Committee and Compensation Committee of that company, and a director and Audit Committee member of Apollo Group, Inc., a public company. He previously served as a director of Stratford American Corporation from 1998 to 2006. Age 56. Director since 2008.

Robert E. Munzenrider	Mr. Munzenrider is Founder or Co-Founder of several e-commerce businesses, and is a retired President of Harmon AutoGlass, a subsidiary of Apogee Enterprises, Inc., a national chain of retail automotive services and insurance claims processor, a position he held from 2000 to 2002. In 1999, Mr. Munzenrider served as Vice President and Chief Financial Officer of the Glass Services Segment of Apogee Enterprises. He also served during part of 1999 as Executive Vice President and Chief Financial Officer of Eliance Corp., an e-commerce transaction processor. From 1997 to 1998, Mr. Munzenrider served as Vice President and Chief Financial Officer of St. Jude Medical, Inc., an international medical device manufacturing and marketing company. Mr. Munzenrider has a strong finance and accounting background, holding his CPA license since 1971 and serving in the position of Chief Financial Officer for a majority of his professional career. In addition, he has a historical familiarity with Viad operations, as he was the Chief Financial Officer of three of Viad’s former operating companies from 1982 to 1997. Mr. Munzenrider is a director of MGC Diagnostics Corporation (formerly Angeion Corporation). He is also Lead Director, Chair of the Audit and Governance & Nominating Committees and a member of the Compensation Committee of Kips Bay Medical, Inc. He previously served as a director of Criticare Systems, Inc., ATS Medical, Inc. and CABG Medical, Inc. Age 68. Director since 2004.

On December 13, 2012, the Company announced the decision of Mr. Jess Hay, Lead Independent Director, to retire from the Board. Mr. Hay, who has served as a director of Viad since 1981 and as Lead Independent Director since 2005, is not standing for re-election at the Company’s 2013 Annual Meeting of Shareholders. Mr. Hay’s retirement will bring to a close more than 30 years of remarkable and dedicated service to the Company. During his distinguished tenure, Mr. Hay has provided leadership and insight that has been instrumental to the Company’s successful implementation of many growth and change initiatives, as well as the achievement of ongoing financial strength.

Viad Corp ï PROPOSAL 1: ELECTION OF DIRECTORS	5

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

CORPORATE GOVERNANCE POLICIES AND PRACTICES

In accordance with applicable laws and the Bylaws, the business and affairs of Viad are governed under the direction of the Board of Directors. The system of governance practices the Company follows is set forth in its Corporate Governance Guidelines (the “Corporate Governance Guidelines”) and in the charters of each of the committees of the Board of Directors. The Corporate Governance Guidelines set forth the practices our Board will follow with respect to its duties, operations, committee matters, director qualifications and selection process, director compensation, director independence, director orientation and continuing education, chief executive officer evaluation, management succession and annual Board and committee evaluation. The Corporate Governance Guidelines and committee charters are reviewed periodically to ensure the effective and efficient governance of Viad and compliance in a timely manner with all laws and the listing standards of the NYSE that are applicable to corporate governance.

The Corporate Governance Guidelines and committee charters, as well as the Code of Ethics applicable to Viad’s directors, officers and employees, may be viewed on Viad’s web site at http://viad.investorroom.com. They are also available in print upon request to the Corporate Secretary of Viad at the address listed in the notice of meeting attached to this proxy statement.

CORPORATE GOVERNANCE HIGHLIGHTS

We are proud of our corporate governance program. Highlights of recent changes to our corporate governance standards are provided below:

•	The Company’s rights agreement (i.e., poison pill) was terminated as of February 28, 2013

•

Adopted a company policy prohibiting our directors, executive officers and employees from engaging in hedging transactions with respect to Viad securities, as well as a policy prohibiting directors and executive officers (including the named executive officers in this proxy statement) from pledging, or using as collateral, Viad securities in order to secure personal loans or other obligations. The policy was adopted as good corporate governance and was not in response to any transaction by a director, executive officer or employee.

•

Implemented a holding period (i.e., no selling) on vested restricted stock of the Company’s executive officers (including the named executive officers in this proxy statement), if he/she has not met the Company’s stock ownership guidelines (applicable for 2013 grants and thereafter)

Highlights of other corporate governance standards of our Company are provided below:

•	All directors are independent outside directors, except the Chairman

•	The Board has a Lead Independent Director

•	The Company has a majority voting requirement for the election of directors in uncontested elections and mandatory resignation for incumbent directors who do not receive a majority of the votes

•	All standing committees of the Board are comprised 100% of independent outside directors

•	Two directors with extensive expertise in Viad’s industries were recently elected to the Board, namely Mr. Mace (November 2012) and Ms. Pederson (August 2011)

•	Forfeiture (or “clawback”) provisions apply to short-term and long-term incentive compensation

•

Policy on insider trading generally permits directors and executive officers (including the named executive officers in this proxy statement) to engage in transactions involving the Company’s common stock and other securities only (a) during a trading window of limited duration, and (b) after seeking pre-clearance to avoid trading while in possession of material, non-public information

•	A culture of compliance and ethical behavior reinforced through our Always Honest® Compliance & Ethics Program, which we instituted nearly 20 years ago

6	Viad Corp ï BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

COMMITTEES AND DIRECTOR INDEPENDENCE

Our Board maintains three standing committees to assist in fulfilling its responsibilities: the Audit Committee, the Corporate Governance and Nominating Committee and the Human Resources Committee. Our Board also maintains one ad hoc committee: the Innovation & Marketing Strategy Committee. Each committee meets periodically during the year, reports regularly to the full Board and annually evaluates its performance. The table below provides current membership and meeting information for each committee. In addition, the table identifies the independent directors, as determined by our Board in February 2013, within the meaning of the NYSE listing standards, applicable SEC regulations and Viad’s Corporate Governance Guidelines. The Corporate Governance Guidelines include categorical standards for independence that meet or exceed the NYSE listing standards.

Name	Audit	Corporate Governance and Nominating	Human Resources	Innovation & Marketing Strategy Committee[3]	Independent Director
Mr. Boggan		Member	Member		Yes
Dr. Cunningham		Member	Member	Member	Yes
Mr. Dozer	Member		Chair[2]		Yes
Mr. Dykstra				Member	No
Mr. Hay[1]	Member		Member		Yes
Mr. Mace	Member				Yes
Mr. Munzenrider	Chair[2]	Member			Yes
Ms. Pederson		Member	Member	Chair	Yes
Dr. Teplin	Member	Chair[2]			Yes
2012 Meetings	11	4	6	0

[1]	Mr. Hay has announced his retirement as of the 2013 Annual Meeting of Shareholders.

[2]	Effective as of February 28, 2013.

[3]	Ad hoc committee of the Board formed on February 27, 2013.

The particular areas of responsibility of each Board committee and other related information are described below. Each committee may form and delegate authority to a subcommittee of one or more members of the committee.

Audit Committee.    The Audit Committee appoints Viad’s independent registered public accountants and assists the Board in monitoring the quality and integrity of the financial statements of Viad, the compliance by Viad with legal and regulatory requirements and the independence and performance of Viad’s internal auditors and external independent registered public accountants. The Committee conducts regularly scheduled executive sessions with individual members of Viad’s management and with Viad’s independent registered public accountants. The Committee has sole authority to appoint or replace Viad’s independent registered public accountants. The independent registered public accountants report directly to the Committee. The Board has determined that all members of the Audit Committee are “financially literate,” as defined by NYSE listing standards, and that Mr. Munzenrider qualifies as an “audit committee financial expert,” as defined by SEC regulations.

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee proposes a slate of directors for election by the shareholders at each annual meeting and proposes candidates to fill any vacancies on the Board. The Committee is also responsible for an assessment of the Board’s performance to be discussed with the full Board annually, and for review of, and from time to time for proposal of changes to, the Corporate Governance Guidelines and the compensation and benefits of non-employee directors. The Committee has sole authority to retain and/or terminate any search firm or compensation consultant to identify director candidates or to assist in the evaluation of director compensation.

Human Resources Committee.    The Human Resources Committee oversees development and implementation of a compensation strategy designed to enhance profitability and shareholder value. The Committee also reviews and

Viad Corp ï BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	7

approves, subject to ratification by independent members of the Board, the salary and equity and incentive compensation of Viad’s Chief Executive Officer (the “CEO”), approves salaries and compensation of other Viad executive officers and approves incentive compensation targets and awards under various compensation plans and programs of Viad. In addition, the Committee has sole authority to retain and/or terminate any compensation consultant to assist in the evaluation of the compensation of the CEO and other executive officers. The Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors. While the Corporate Governance and Nominating Committee has responsibility to review and make recommendations to the Board regarding non-employee director compensation and benefits, the Human Resources Committee has sole authority to approve grants of equity compensation to non-employee directors under the 2007 Viad Corp Omnibus Incentive Plan. The CEO makes a recommendation to the Committee on the compensation of other executive officers of Viad; however, the Committee has sole authority to approve, for the CEO and other executive officers, (a) the annual base salary level, (b) the annual incentive opportunity level and granting of incentive awards, (c) the long-term incentive opportunity level and granting of awards and (d) any special or supplemental benefits, with the salary, equity and incentive compensation of the CEO being subject to ratification by independent members of the Board.

Independent Compensation Consultant to Human Resources Committee.    The Human Resources Committee engaged Pearl Meyer & Partners (“PM&P”) as the Committee’s independent compensation consultant following the voting results at the 2012 Annual Shareholder Meeting on the Company’s proposal seeking an advisory, non-binding vote on the 2011 executive compensation program for the NEOs (i.e., the “say-on-pay” proposal). Aon Hewitt Associates (“Aon Hewitt”) was the compensation consultant of the Committee during the first few months of 2012 when the 2012 executive compensation program was established. In 2012, Aon Hewitt performed executive compensation market analysis and executive pay and performance alignment analysis, and the Committee derived benchmark valuations from general industry market surveys in consultation with Aon Hewitt. In addition to providing compensation advice to the Committee, Aon Hewitt also provided to Viad, at the request of Viad management, actuarial services on qualified and non-qualified retirement programs, benefits and pension calculations, federal payroll tax calculations and other services and advice. For these 2012 services and advice, Viad paid Aon Hewitt in the aggregate $346,525. Viad paid Aon Hewitt $42,811 in the aggregate for its 2012 services and advice related to executive compensation. Viad paid PM&P in 2012 only for services and advice related to executive compensation. The Human Resources Committee assessed, based on the six independence factors for compensation consultants outlined in the SEC rules, whether the work of its independent compensation advisor would raise a conflict of interest. Based on review of the six independence factors, the Committee determined that the services provided by PM&P to Viad had not raised a conflict of interest. The Committee conducted a similar assessment with respect to Aon Hewitt and reached the same conclusion.

Innovation & Marketing Strategy Committee.    The Innovation & Marketing Strategy Committee of the Board is an ad hoc committee responsible for assisting the Board in overseeing the Company’s innovation and marketing strategies and related activities, reviewing and monitoring the progress of such activities and providing strategic advice in connection with initiatives to expand and accelerate the use of digital solutions by the Company. The Committee was established on February 27, 2013.

BOARD MEETINGS AND ANNUAL SHAREHOLDER MEETING

Under Viad’s Corporate Governance Guidelines, each director is expected to attend the Annual Meeting of Shareholders, Board meetings and meetings of committees on which they serve. The Board of Directors held four regular meetings and three special meetings during 2012. Each director who held office in 2012 attended 100% of his or her Board and committee meetings in 2012. All directors who held office in May 2012 were in attendance at the 2012 Annual Meeting of Shareholders, except Mr. Hay, who missed a meeting of our shareholders for the first time in his tenure as a director.

MEETINGS OF NON-MANAGEMENT DIRECTORS

Our Board held five executive sessions of the independent, non-management directors in 2012. Regular executive sessions of the non-management directors have been scheduled for 2013.

8	Viad Corp ï BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

LEAD INDEPENDENT DIRECTOR

Mr. Hay has served as Presiding Director of Viad since May 17, 2005, and was designated by the Board to continue as Presiding Director for the period beginning January 1, 2012 and ending at the 2013 Annual Meeting of Shareholders, or until such other time as his successor is chosen by action of the non-management directors of Viad. In November 2012, the Corporate Governance Guidelines were amended to change the title of “Presiding Director” to “Lead Independent Director,” to provide that the Lead Independent Director will be elected for a two-year term and to require rotation of the Lead Independent Director after two consecutive two-year terms have been served. Mr. Dozer will serve a two-year term as the Lead Independent Director effective as of the 2013 Annual Meeting of Shareholders.

BOARD LEADERSHIP STRUCTURE

The Board combines the role of chairman of the board with the role of chief executive officer. The Board also has a presiding director (now referred to as Lead Independent Director) who is an experienced and long-tenured independent director. The Board believes this governance structure provides efficient and effective leadership for Viad. Having a single person lead both the Board and management fosters effective decision-making, enabling the definition of corporate strategies to be driven by a unified vision and supported by a clear path of accountability. Furthermore, Mr. Dykstra, Viad’s Chairman and CEO, is receptive to input from the Board, and engages in frequent communication with members of the Board, as appropriate. The Board also believes that Viad has appropriate governance practices to ensure that the full Board maintains independent oversight, including:

•	All directors on the Board are independent, except the CEO

•	Executive sessions of the independent directors are held at regular meetings of the Board, and such meetings are chaired by the Lead Independent Director

•	An annual review of the performance of the CEO is conducted by the Human Resources Committee, whose members are all independent directors

•	An annual review of the Board’s performance is led by the Corporate Governance and Nominating Committee, whose members are all independent directors

•	The process for selecting new directors is led by the Corporate Governance and Nominating Committee

•

Regular succession planning reviews are conducted by the Board for the positions of the CEO and his senior management team, as well as other significant management positions within Viad’s operating companies. The Board periodically reviews interim (i.e., emergency-response) and long-term succession plans with a view toward providing for orderly transitions (in the cases of both planned and unplanned management changes) related to each of Viad’s key executive positions

CORPORATE GOVERNANCE AND NOMINATING AND HUMAN RESOURCES COMMITTEES INTERLOCKS AND INSIDER PARTICIPATION

Viad is not aware of any interlocking relationships between any member of the Human Resources Committee or Corporate Governance and Nominating Committee and any of Viad’s executive officers that would require disclosure under the applicable rules promulgated under the U.S. federal securities laws.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

In February 2007, the Board adopted a written policy and procedures for review, approval and monitoring of transactions involving the Company and “related persons” (including directors and executive officers or their immediate family members or shareholders owning 5% or greater of the Company’s outstanding stock and their immediate family members). The policy applies to any transaction in which Viad or an operating company is a participant and any related person has a direct or indirect interest, excluding de minimus transactions of a commercial or other nature between a related person and Viad or one of its operating companies, as well as any compensation arrangements with executive officers or directors of Viad that have been approved or authorized by the Board or the Human Resources Committee.

Viad Corp ï BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	9

The Corporate Governance and Nominating Committee is responsible for reviewing, approving and/or ratifying any transaction involving a related person. Management will bring the matter to the attention of the Corporate Governance and Nominating Committee and provide it with all material information with respect to related person transactions. A related person transaction must be approved in advance whenever practicable, otherwise it must be ratified as promptly as practicable; provided that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. In determining whether to authorize, approve and/or ratify a related person transaction, the Committee considers all information that it determines is reasonable under the circumstances. Specifically, the Committee inquires into whether the transaction is fair and reasonable and whether the terms of the transaction are more or less favorable to Viad than terms Viad could obtain in a comparable arm’s length transaction with an unrelated third party. A related person transaction will be submitted to the Committee for consideration at its next meeting or, in those instances in which the CEO determines that it is not practicable or desirable for Viad to wait until the next Committee meeting, to the Chairman of the Committee (who has the delegated authority to act between Committee meetings with respect to this policy). The Chairman of the Committee will report to the Committee at the next Committee meeting any approval under this policy pursuant to delegated authority. The Committee will annually review with management existing related person transactions, if any, and report annually to the Board, to ensure that such transactions are being pursued in accordance with understandings and commitments made at the time they were approved, that payments are being made appropriately and that such transactions continue to serve the interests of Viad.

There were no related party transactions between the Company and a related person in 2012.

DIRECTOR NOMINATIONS

As provided in its charter, the Corporate Governance and Nominating Committee has established procedures for consideration of candidates for Board membership suggested by its members and other sources, including shareholders. The Committee has authority under its charter, which has been exercised, to employ a third-party search firm to assist it in identifying candidates to serve as a director of our Company. A shareholder who wishes to recommend a prospective nominee for the Board should notify Viad’s Corporate Secretary in writing at the address listed in the notice of meeting attached to this proxy statement. Any such recommendation should include:

•	the name and address of the candidate

•

a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth below

•	the candidate’s signed consent to serve as a director if elected and to be named in the proxy statement

The Corporate Governance and Nominating Committee will review the qualifications of any person timely and properly nominated by a shareholder in accordance with the Bylaws relating to shareholder proposals as described in the “Submission of Shareholder Proposals and Director Nominations” section of this proxy statement.

When the Corporate Governance and Nominating Committee reviews a potential nominee, it looks at the candidate’s qualifications in light of the needs of our Board and Viad at that time given the then-current mix of director attributes. The Committee, in accordance with Viad’s Corporate Governance Guidelines, assesses director nominees based on their qualification as independent, as well as consideration of diversity, skills and experience in the context of the current needs of our Board. The Committee does not have a specific policy on diversity. Director nominees also must have common qualities expected of all Viad directors, including high personal and professional ethics, integrity and values, and a commitment to representing the long-term interests of shareholders. The Committee also ensures that the members of the Board, as a group, maintain the requisite qualifications under the listing standards of the NYSE for populating the Audit, Human Resources and Corporate Governance and Nominating Committees.

10	Viad Corp ï BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Viad will deliver a questionnaire to a director candidate properly nominated by a shareholder addressing the candidate’s independence, qualifications and other information that would assist the Corporate Governance and Nominating Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in Viad’s proxy statement, if nominated by the Committee. In accordance with the Bylaws, a director candidate is required to provide responses to Viad’s director candidate questionnaire related to background, qualification, conflicts of interest and director independence. In addition, the director candidate questionnaire includes a representation and agreement to be signed by the director candidate as to his or her independence and the lack of conflicts of interest.

COMMUNICATION WITH BOARD OF DIRECTORS

Interested parties may communicate directly with non-management directors, including the Lead Independent Director, and/or with the Board by writing to the following address: Viad Corp, 1850 North Central Avenue, Suite 1900, Phoenix, Arizona 85004-4565, Attention: Corporate Secretary. All communications will be delivered to the non-management directors or the Board, as the case may be, no later than the Board’s next regularly scheduled meeting.

RISK OVERSIGHT

Management is responsible for assessing and managing the Company’s various exposures to risk, including the adoption of risk management controls, policies and procedures. Our Board oversees the management of the Company’s risk exposures by the Company’s management. Our Board has delegated to the Audit Committee, as reflected in its charter, responsibility for discussing with Viad’s management the major financial risk exposures of Viad and the steps management has taken to monitor and control such exposures, including Viad’s risk assessment and risk management policies. Annually, Viad conducts a risk assessment to identify, evaluate and prioritize potential business risks. As a part of this business risk assessment, a financial statement risk assessment and materiality analysis is conducted, including evaluating potential fraud schemes and scenarios that might affect Viad. The risk assessment includes an evaluation of the significance of the risks, the likelihood of occurrence, the risk remaining after application of management controls and actions necessary to mitigate risk exposure. Management presents a report on the results of the annual risk assessment during a regularly scheduled meeting of the Audit Committee, typically its May meeting. Prior to the meeting, a written report of the results of the assessment is provided to all members of our Board. All members of the Board are invited to attend the Audit Committee meeting, and all but two members of the Board were present at the May 2012 meeting when the results of the 2012 assessment were discussed. Thereafter, at the meeting of the Board, the Chairman of the Audit Committee provides a summary report to the full Board regarding the results of the assessment and the Audit Committee’s discussions concerning the results. Management continuously monitors the Company’s risks throughout the year.

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS AND EXECUTIVE OFFICERS

We believe it is important to align the financial interests of our directors and executive officers with those of our shareholders. Accordingly, we have adopted guidelines which specify the minimum amount of Viad stock that we expect directors, executive officers (including the named executive officers in this proxy statement) and key senior management employees to own on a direct basis, meaning stock which is subject to market risk, not simply held under option. The security ownership guidelines call for each executive officer to own Company common stock which has an aggregate value within a range of one and one half to five times that individual’s annual salary, depending on salary level. The guidelines also call for each non-employee director to own Company common stock which has an aggregate value equal to five times the annual retainer payable to a director. As of the measurement date in 2013, all non-employee directors and the named executive officers had met or exceeded their goals, except Mr. Mace, who was elected director of the Company in November 2012, and Messrs. Hannan, Kuczynski and Moster, who are working toward achieving their goals.

Viad Corp ï BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	11

RESTRICTION ON TRADING BY DIRECTORS AND OFFICERS

The Company’s policy on insider trading generally permits directors and executive officers (including the named executive officers in this proxy statement) to engage in transactions involving the Company’s common stock and other securities only (a) during a Company-prescribed trading window of limited duration, and (b) after seeking pre-clearance to avoid trading while in possession of material, non-public information. In addition, the Company’s policy on insider trading prohibits directors, executive officers and employees from engaging in hedging transactions with respect to the Company’s securities, as well as prohibits directors and executive officers (including the named executive officers in this proxy statement) from pledging, or using as collateral, the Company’s securities in order to secure personal loans or other obligations.

COMPENSATION OF DIRECTORS

Each non-employee director receives compensation for service on our Board and any of its committees. Directors who are also officers or employees of Viad do not receive any special or additional remuneration for service on the Board and do not serve on any of its standing committees. Mr. Dykstra is the only officer-director serving on our Board.

The table below provides the 2012 compensation of the non-employee directors on our Board. The dollar figures presented in column (c) of the table below represent the grant date fair value of the 2012 stock awards, which may not reflect the actual value to be realized by the director as economic and market risks associated with stock awards can affect the actual value realized. The actual value realized by the director for the stock will not be determined until time of vesting, or in the case of option awards, until the exercise of the option.

Name	Fees Earned Or Paid in Cash[1] ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation[4] ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Mr. Allcott[5]	72,600	74,160	--	--	--	7,474	154,234
Mr. Boggan	69,600	74,160	--	--	--	7,474	151,234
Dr. Cunningham	72,800	74,160	--	--	--	7,474	154,434
Mr. Dozer	83,300	74,160	--	--	--	5,814	163,274
Mr. Hay	113,300	74,160	--	--	--	7,413	194,873
Mr. Krueger[5]	59,100	74,160	--	--	--	3,469	136,729
Mr. Mace	8,022	17,928	--	--	--	10	25,960
Mr. Munzenrider	85,300	74,160	--	--	--	4,413	163,873
Ms. Pederson	63,800	74,160	--	--	--	1,232	139,192
Dr. Teplin	93,300	74,160	--	--	--	2,474	169,934

[1]

In 2012, non-employee directors received an annual retainer of $45,000. Standing committee chairmen received an additional annual retainer of $5,000, except for the Audit Committee chairman, who received an additional annual retainer of $10,000. Mr. Hay, Lead Independent Director of Viad, received an additional annual retainer of $25,000 for serving in that role. Non-employee directors also received a fee of $1,600 for each Board meeting attended and a fee of $1,500 for each committee meeting attended. Directors were reimbursed for all expenses related to their service as directors, including travel expenses and fees associated with director education seminars. Mr. Mace’s 2012 annual fee was pro-rated beginning from his date of election to the Board of Directors on November 29, 2012 through December 31, 2012.

12	Viad Corp ï COMPENSATION OF DIRECTORS

[2]

There can be no assurances that the amounts provided in column (c) of this Table will be realized. The amounts shown reflect the grant date fair value of shares awarded in 2012. Assumptions made in the valuation of stock awards under this column (c) are discussed in Viad’s 2012 Annual Report on Form 10-K, filed March 11, 2013, in Notes 1 and 2 of Notes to Consolidated Financial Statements, and are incorporated herein by reference.

In 2012, each of the non-employee directors was granted 3,600 shares of restricted stock with a grant date fair value of approximately $75,000, except Mr. Mace received a grant of 800 shares with a grant date fair value of $17,928, pro-rated from the date of his election as a director in November 2012 to the next grant date in February 2013. All restricted stock granted to directors will vest three years from the date of grant, with pro-rata vesting of shares upon expiration of the three-year period if a director leaves the Board prior to the end of such period for any reasons other than for “cause,” provided that full vesting will occur upon lapse of such period if the director has met certain age and holding period requirements. Full vesting may also occur upon expiration of the three-year period, at the discretion of the Human Resources Committee, if a director has terminated service due to unforeseen hardship or circumstances beyond the control of the director and such termination of service is at least six months after the date of grant. If a non-employee director were to take office after the restricted stock grant in February of each year, the new director would receive a pro-rata grant of restricted stock based on the date of election and the next regularly scheduled February grant of restricted stock.

At December 31, 2012, 10,800 shares of restricted stock were outstanding for each of the non-employee directors, except for Mr. Allcott, Mr. Krueger, Ms. Pederson and Mr. Mace who had 3,600 shares, 0 shares, 5,700 shares and 800 shares of restricted stock outstanding, respectively.

[3]

No stock options were awarded to the non-employee directors in 2012. At December 31, 2012, none of the directors held outstanding stock options except for Mr. Hay, who held 1,250 stock options, and Dr. Teplin, who held 2,500 stock options.

[4]

The amounts shown for the non-employee directors include the corporate matching of charitable contributions pursuant to the Directors’ Matching Gift Program, which provides for corporate matching of charitable contributions made by non-employee directors, on a dollar-for-dollar basis, up to an aggregate maximum of $5,000 per year to qualified non-profit organizations having tax-exempt status under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The amounts shown also reflect dividends on unvested restricted stock and the premium paid by Viad on behalf of each non-employee director for accidental death and dismemberment insurance benefits of $300,000 and travel accident insurance benefits of $300,000 when they are traveling on corporate business.

[5]	On November 27, 2012, Mr. Allcott and Mr. Krueger resigned from the Board of Directors.

Viad Corp ï COMPENSATION OF DIRECTORS	13

INFORMATION ON STOCK OWNERSHIP

DIRECTORS AND EXECUTIVE OFFICERS

The table below provides information concerning the beneficial ownership of Viad’s common stock by directors and executive officers of Viad, individually and as a group, as of March 27, 2013.

Name	Amount and Nature of Beneficial Ownership[1]	Percent of Class
Named Executive Officers and Other Executive Officers
Paul B. Dykstra	280,158	1.4%
Deborah J. DePaoli	24,876	*
Michael M. Hannan	45,000	*
George N. Hines	29,288	*
Ellen M. Ingersoll	137,472	*
Thomas M. Kuczynski	40,005	*
G. Michael Latta	31,184	*
Steven W. Moster	38,694	*
David C. Robertson	13,914	*
Directors
Daniel Boggan Jr.	18,025	*
Isabella Cunningham	21,525	*
Richard H. Dozer	18,835	*
Jess Hay	19,258	*
Edward E. Mace	3,500	*
Robert E. Munzenrider	20,227	*
Margaret E. Pederson	8,400	*
Albert M. Teplin	23,397	*
All Executive Officers and Directors as a Group (17 persons total)	773,758	3.8%

*	Less than 1%.

[1]

Includes: 252,100 shares of restricted stock, which will vest three years from the date of grant; 25,000 shares of restricted stock, which will vest five years from the date of grant; 12,600 restricted stock units (paid in cash), which will vest three years from the date of grant; and 197,700 shares of common stock subject to stock options, which were exercisable as of March 27, 2013, or within 60 days thereafter, by the directors and executive officers listed above. Future vesting of restricted stock (and units) is subject generally to continued employment with the Company.

14	Viad Corp ï INFORMATION ON STOCK OWNERSHIP

CERTAIN SHAREHOLDERS

The table below provides certain information regarding those persons known by Viad to be the beneficial owners of more than 5% of Viad’s outstanding common stock.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. 40 East 42nd Street, New York, NY 10022	2,162,721[1]	10.68%[1]
Zuckerman Investment Group, LLC 155 N. Wacker Drive, Suite 1700, Chicago, IL 60606	1,734,961[2]	8.56%[2]
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One, Austin, TX 78746	1,543,412[3]	7.62%[3]
The Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, PA 19355	1,134,113[4]	5.59%[4]
SunTrust Banks, Inc. 303 Peachtree Street, N.E., Atlanta, GA 30308	1,104,334[5]	5.40%[5]

[1]

BlackRock, Inc. filed on February 11, 2013 with the SEC a statement on Schedule 13G/A. The company filing reported that it and its affiliated companies in the aggregate have sole voting and dispositive power over all the shares.

[2]

Zuckerman Investment Group, LLC filed on February 13, 2013 with the SEC a statement on Schedule 13G. The company filing reported that Sherwin A. Zuckerman and Daniel R. Zuckerman together are the controlling shareholders and have shared voting and dispositive power over all the shares.

[3]

Dimensional Fund Advisors LP filed on February 11, 2013 with the SEC a statement on Schedule 13G. The company filing reported that it and its affiliated companies in the aggregate have sole voting power over 1,515,097 shares and sole dispositive power over all the shares.

[4]

The Vanguard Group, Inc. filed on February 11, 2013 with the SEC a statement on Schedule 13G/A. The company filing reported that it and its affiliated companies in the aggregate have sole voting power over 28,500 shares and sole dispositive power over 1,107,013 shares.

[5]	SunTrust Banks, Inc. filed on February 15, 2013 with the SEC a statement on Schedule 13G. The company filing reported that it has sole voting and dispositive power over all the shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Viad’s executive officers, directors and beneficial owners of more than 10% of Viad’s common stock to file initial reports of ownership and reports of changes in ownership of Viad’s common stock with the SEC and the NYSE. Such executive officers, directors and beneficial owners are required by U.S. federal securities regulations to furnish Viad with copies of all Section 16(a) forms they file. As a matter of practice, Viad’s administrative staff assists its executive officers and directors in preparing initial reports of ownership and reports of changes in ownership, and files such reports on their behalf with the SEC and the NYSE. Based solely on a review of the copies of such forms furnished to Viad and written representations from its executive officers and directors, Viad believes that all executive officers, directors and beneficial owners timely complied with the Section 16(a) reporting requirements in 2012, except that a Form 4 with respect to one transaction was not timely filed for Mr. Hannan due to an administrative error.

Viad Corp ï INFORMATION ON STOCK OWNERSHIP	15

COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) section explains the compensation program for Viad’s executive officers whose compensation information is provided in the tables following this discussion and who are referred to in this proxy statement as the “named executive officers” or “NEOs”.

Viad’s NEOs are:

• Paul B. Dykstra	Chairman, President and Chief Executive Officer

• Ellen M. Ingersoll	Chief Financial Officer

• Steven W. Moster	Group President-Marketing & Events; President, Global Experience Specialists, Inc.

• Michael M. Hannan	Group President-Travel & Recreation; President, Brewster Inc.

• Thomas M. Kuczynski	Chief Corporate Development & Strategy Officer

EXECUTIVE SUMMARY

OUR BUSINESS

We are an international experiential services company with operations in North America, the United Kingdom, continental Europe and the United Arab Emirates. We generate our revenue primarily through our two main business groups: the Marketing & Events Group and the Travel & Recreation Group. For more information about our business, please refer to the “Business” and “Management Discussion & Analysis” sections of our Annual Report on Form 10-K filed with the SEC on March 11, 2013.

2012 BUSINESS HIGHLIGHTS

We achieved strong growth in 2012, exceeding $1 billion in revenue. Total segment operating income for 2012 increased 65.0% as we benefited from increased revenue and operating efficiencies. Our operating margin for the year increased to 4.1% from 2.7% in 2011. Both business groups of Viad delivered solid results. The full year 2012 revenue of Viad’s Marketing & Events Group increased 7.3% to $902.0 million and operating income increased by $12.7 million to $17.9 million, compared to 2011 results. The full year 2012 revenue of Viad’s Travel & Recreation Group increased 21.0% to $123.2 million and operating income increased 18.6% to $24.0 million compared to 2011 results.

Since 2009, we significantly improved performance on key financial metrics. Our revenue increased at a cumulative annual growth rate of 8.4% from $806 million in 2009 to more than $1 billion in 2012. Segment operating income improved by $37.7 million from $4.2 million in 2009 to $41.9 million in 2012. Operating cash flow increased by $75.4 million from an outflow of $6.2 million in 2009 to an inflow of $69.2 million in 2012. We continue to maintain a strong cash position and remain virtually debt free.

The table below is a summary of the Company’s financial performance over the past four years:

Financial Performance
(in $ Millions)	2009	2010	2011	2012
Viad Revenue	805.8	844.8	942.4	1,025.2
Viad Segment Operating Income	4.2	14.8	25.4	41.9
Viad Operating Cash Flow	(6.2)	43.3	34.7	69.2
Viad Net Cash	103.6	136.8	97.1	111.9
Viad Debt-to-Capital[1] Ratio	3.2%	2.3%	0.8%	0.6%

[1]	Capital is defined as total debt and capital lease obligations plus total stockholders’ equity.

16	Viad Corp ï COMPENSATION DISCUSSION & ANALYSIS

The individual performances of the NEOs contributed to Viad’s successful increase in year-over-year revenues and financial performance. Additionally, management’s disciplined approach to capital deployment and strong management of working capital enabled the Company to both protect and reward its shareholders with the following actions:

•	Delivered a total shareholder return (“TSR”) of 57% for the calendar year 2012, which was at the 87th percentile of our newly-defined comparator group

•	Increased, starting in third quarter of 2012, the Company’s quarterly dividend on Viad’s common stock to $0.10 per share from $0.04 per share, an increase of 150%

•	Maintained a very strong balance sheet during and since the economic downturn

•	Invested in the business, including four acquisitions to grow the Travel & Recreation Group’s business over the past two years

•	Initiated a strategic alternatives process to explore ways of further delivering value to our shareholders

•	Repurchased approximately 630,000 shares of the Company’s common stock from September 2010 to December 2012

2012 SAY-ON-PAY VOTING RESULTS AND SHAREHOLDER ENGAGEMENT

At the 2012 Annual Meeting of Shareholders, less than a majority of shareholders voted for the Company’s proposal seeking an advisory, non-binding vote on the 2011 executive compensation program for the NEOs (the “say-on-pay” proposal). The Human Resources Committee considered the results of the say-on-pay proposal vote in connection with the discharge of its responsibilities. In an effort to respond constructively to the voting results, management actively solicited feedback from shareholders on their concerns with our executive compensation program and any other matters of importance, and to outline the actions taken and to be taken by the Board with respect to executive compensation.

As part of the shareholder engagement efforts, the then Lead Independent Director and Chairman of the Human Resources Committee, Jess Hay, along with other Board members, met with Viad’s five largest shareholders and other shareholders, representing in the aggregate an estimated 49% of the outstanding shares of Viad common stock as of the record date of the 2012 Annual Meeting of Shareholders.

In addition, since the 2012 Annual Meeting of Shareholders, Mr. Dykstra, as well as members of Viad’s senior management, have engaged with shareholders representing an estimated 42% of the outstanding shares of Viad common stock as of March 27, 2013 to discuss corporate governance and executive compensation. This engagement was part of the Company’s ongoing shareholder engagement program.

As feedback, many shareholders gave a general indication that they viewed the changes implemented by Viad since the 2012 Annual Meeting of Shareholders as consistent with their concerns and/or with their prior feedback to Viad during the 2012 proxy season. The Company has incorporated shareholder feedback, as appropriate, into the disclosures in this proxy statement.

EXECUTIVE COMPENSATION CHANGES

The Human Resources Committee of the Board has taken the following actions with respect to our executive compensation program, which have been implemented for our 2013 executive compensation program, unless otherwise noted below:

•	Developed a new comparator group for purposes of executive compensation benchmarking

•	Revised our executive compensation philosophy to target pay at the 50th percentile of our comparator group rather than between the 50th and 75th percentiles of the group

Viad Corp ï COMPENSATION DISCUSSION & ANALYSIS	17

•	Eliminated tax gross-ups on all perquisites (or perks) and other compensation

¡	For 2013, no tax gross-ups will be paid by the Company on any NEO perquisites

¡

In addition, the Company eliminated for 2013 the tax gross-up on the lump sum payment, as well as eliminated the lump sum payment, previously paid to Mr. Dykstra and Ms. Ingersoll, in lieu of the Company accruing pension benefits for Schedule B participants of the Viad Corp Supplemental Pension Plan (the “SERP”). The Company established in 2013 a defined contribution supplemental executive retirement plan to replace the payment of lump sum cash awards.

•

Eliminated excise tax gross-ups and “modified single trigger” provisions in a change of control situation by creating a new executive severance plan for executive officers (including any new NEOs) hired after 2012. Current executive officers (including NEOs) remain as participants in an existing severance plan, which is unchanged since 2006

•	Adopted new performance goals for long-term incentive compensation which are different than the performance goals for short-term incentive compensation for 2013, as provided in the table below:

2013 PERFORMANCE MEASURES AND WEIGHTING
PERFORMANCE MEASURES	SHORT-TERM INCENTIVE (MIP)	LONG-TERM INCENTIVE (PUP)
Operating Income	60%
Revenue	10%
Operating Margin	30%
EBITDA[1]		40%
ROIC[2]		60%

[1]	EBITDA means earnings before interest expense and interest income, taxes, depreciation, amortization, restructuring charges, impairment losses and income attributable to non-controlling interest
[2]	ROIC means return on invested capital

•	Increased the performance-based component of long-term incentive compensation and added a 3-year TSR performance modifier to grants of time-vested restricted stock

¡

The value of long-term incentive compensation in 2013 is made up of 60% of performance units and 40% of restricted stock (or units), versus a 50% - 50% split between performance units and restricted stock (or units) for the 2012 awards

¡

A performance-driven modifier was added to restricted stock (or unit) awards in 2013 and thereafter such that the value of restricted stock (or units) awards to NEOs increases or decreases by up to 25% based on Viad’s TSR for the prior three years, as compared to the companies in Viad’s comparator group

•

Did not grant performance-based restricted stock with dividends or dividend rights (none have been granted since 2009), and no dividends were paid in 2012 with respect to performance-based restricted stock for which the performance component had not been achieved

•

Implemented a holding period (i.e., no selling) on vested restricted stock of the Company’s executive officers (including the NEOs), if the executive officer has not met the Company’s stock ownership guidelines

•	Engaged a new, independent compensation consultant, Pearl Meyer & Partners (“PM&P”), to advise the Human Resources Committee on executive compensation, including best practices and trends

18	Viad Corp ï COMPENSATION DISCUSSION & ANALYSIS

CORPORATE GOVERNANCE HIGHLIGHTS

Highlights of changes to our corporate governance standards are provided below:

•	The Company’s rights agreement (i.e., poison pill) was terminated as of February 28, 2013

•

Adopted a company policy prohibiting all directors, executive officers and employees from engaging in hedging transactions with respect to Viad securities, as well as a policy prohibiting directors and executive officers (including the NEOs) from pledging, or using as collateral, Viad securities in order to secure personal loans or other obligations. The policy was adopted as good corporate governance and was not in response to any transaction by a director, executive officer or employee.

•

Implemented a holding period (i.e., no selling) on vested restricted stock, if the Company’s stock ownership guidelines have not been met by the executive officers (including the NEOs) (applicable for 2013 grants and thereafter)

Highlights of other corporate governance standards of our Company are provided below:

•	All directors are independent outside directors, except the Chairman

•	The Board has a Lead Independent Director

•

The Company has a majority voting requirement for the election of directors in uncontested elections and mandatory tender of resignation for incumbent directors who do not receive a majority of the votes

•	All standing committees of the Board are comprised 100% of independent outside directors

•	Two directors with extensive expertise in Viad’s industries were recently elected to the Board, namely Mr. Mace (November 2012) and Ms. Pederson (August 2011)

•	Forfeiture (or “clawback”) provisions apply to short-term and long-term incentive compensation

•	A culture of compliance and ethical behavior is reinforced through our Always Honestsm Compliance & Ethics Program, which we instituted nearly 20 years ago

Additional information about our corporate governance practices is provided in the “Board of Directors and Corporate Governance” section of this proxy statement.

EXECUTIVE COMPENSATION PHILOSOPHY

The Board employs a pay-for-performance compensation philosophy that aligns the financial interests of its executive officers (including the NEOs) and key management with the long-term financial interest of Viad and its shareholders. Viad’s compensation philosophy is designed to:

•	Attract and Retain Top Executives. We believe that it is critical to the Company’s success that it attract, retain and engage the best executive talent

•

Pay for Performance.  We promote a performance-driven culture through the use of compensation components that effectively incent performance based on performance measures designed to enhance shareholder value

•

Encourage Long-Term Achievement.  Our program motivates executives and key employees to strive to achieve Viad’s long-term and short-term operating and financial goals, thereby enhancing shareholder value

•

Create Rational Risk-Sharing and Alignment with Shareholder Interests.  We believe that executives (including the NEOs) and key employees should participate in the risks and rewards of ownership of Viad’s common stock

Viad Corp ï COMPENSATION DISCUSSION & ANALYSIS	19

•

Promote Ethical Behavior.  Integrity is a core value of our Company and is reinforced through our policies and programs, including our executive compensation program, which includes compensation forfeiture (clawback) and reimbursement provisions for short-term, annual and long-term incentive compensation awards and are triggered if the NEO engages in certain conduct that may be reasonably detrimental to Viad’s interests or contrary to Viad’s ethical standards. We believe that these measures, which promote ethical behavior within our Company, protect shareholder value.

DECISION-MAKING PROCESS

The Human Resources Committee reviews and approves Viad’s executive compensation program and the compensation levels for its executive officers, including the NEOs. The Human Resources Committee, comprised only of independent directors, has sole responsibility with respect to the CEO and other executive officers to approve:

•	the annual base salary level

•	the short-term, annual incentive opportunity level, performance measures, achievement of performance targets and payment of incentive awards

•	the long-term incentive opportunity level, performance measures, grant of awards and achievement of performance targets

•	any special or supplemental benefits

The salary, equity and incentive compensation of the CEO is approved by the Human Resources Committee and is subject to ratification by independent members of the Board.

The Human Resources Committee also has sole authority to retain and terminate any compensation consultant used to assist in the evaluation of the compensation of the CEO and other executive officers, including the NEOs.

Total compensation is reviewed by the Human Resources Committee at its regularly scheduled meeting in February. Merit adjustments, if any, to annual base salary are effective April 1 of each year. Awards earned under the short-term, annual incentive plan (for the prior year) and long-term performance plans are approved at the February meeting of the Committee. Once achievement of financial targets established for the prior year is determined, the payment of incentive awards, if earned, is not made until the Company’s books have been officially closed for the prior fiscal year and our financial statements have been filed with the SEC. Long-term incentive compensation awards for 2012 (as discussed in more detail below) were granted, and performance measures and targets for the incentive plans were also determined, at the February 2012 meeting of the Human Resources Committee.

COMPENSATION CONSULTANT

The Human Resources Committee has sole authority to retain, terminate and approve the fees of its compensation consultant. The Committee engaged PM&P as its independent compensation consultant following the results of the 2012 shareholder say-on-pay vote. Aon Hewitt was the compensation consultant to the Committee during the first few months of 2012 when the 2012 executive compensation program was established.

In the role as the Committee’s independent advisor, PM&P regularly attends Committee meetings and advises on matters including compensation program design, benchmarking compensation and relative pay for performance. PM&P also provided market data, analysis and advice regarding NEO compensation. PM&P provides no services to the Company other than consulting services provided to the Committee.

2012 BENCHMARKING AND RESOURCES

Viad did not use a set of identified peer companies in connection with the decision-making process for the 2012 executive compensation program. Viad’s unique and diverse mix of businesses -- from marketing and event services

20	Viad Corp ï COMPENSATION DISCUSSION & ANALYSIS

to travel and recreation services -- makes it difficult to identify a peer group that has similar characteristics. Based primarily on shareholder feedback during the 2012 proxy season and thereafter, the Human Resources Committee developed a comparator group of companies for purposes of benchmarking 2013 executive compensation (see the CD&A subsection “2013 Comparator Group,” below).

In connection with Viad’s 2012 executive compensation decisions, Aon Hewitt provided services, advice and counsel on executive compensation matters. Viad’s Human Resources Department obtained 2011 competitive market data from Aon Hewitt’s Total Compensation Measurement Survey, as well as general industry market surveys from Mercer and Towers Watson, for executive positions, including base salary, target and actual annual incentives, long-term incentives, and total compensation values. Survey data was collected for companies that had annual revenues similar to Viad’s annual revenues (companies with annual revenues in the range of $500 million to $1.2 billion were evaluated), without regard to specific companies or the specific industry in which the companies compete. In addition, with respect to CEO compensation, an analysis of long-term incentive compensation data from proxy statements filed in 2011 by companies with annual revenues comparable to Viad (annual revenue median of $1.1 billion) was reviewed as an additional check on the survey data. Benchmark valuations were derived from these general industry market surveys in consultation with Aon Hewitt. Such competitive data provided reference points for the Human Resources Committee.

The Human Resources Committee took into consideration 50th and 75th percentile survey market data points for base salary and incentive compensation for similar executive positions to evaluate the competitive market for those positions. Those reference points and a number of other factors, including advice from Aon Hewitt, an assessment of individual performance, experience and special expertise related to the responsibilities of a position, Viad’s operating and financial results, the extent to which Viad’s financial and operating goals were achieved in the prior year and internal equity considerations were considered by the Human Resources Committee in determining appropriate levels of compensation for each NEO. At the regularly-scheduled meeting in February, the Human Resources Committee discussed the performance of the CEO and all other executive officers, including the NEOs.

For 2012, the actual base salary and actual total compensation for our CEO were slightly above the 50th percentile of the market data. The actual base salary and actual total compensation for the other NEOs as a group were closer to the 50th than the 75th percentile of the market data.

2013 COMPARATOR GROUP

Because of our unique and diverse mix of businesses (from marketing and event services to travel and recreation services), we do not have a defined peer group that accurately reflects the nature of our core businesses. Due to shareholder feedback, however, the Human Resources Committee, in consultation with PM&P, developed a comparator group for purposes of benchmarking executive compensation, which was used by the Human Resources Committee in its decision-making process for the 2013 executive compensation program. The group includes 15 companies whose businesses we believe are generally aligned with Viad’s business in that the group generally includes companies with a global footprint which provide either business-to-business services or leisure and hospitality services. The comparator group companies are as follows:

2013 Comparator Group (with ticker symbol)
Ameristar Casinos, Inc. (ASCA)	Life Time Fitness, Inc. (LTM)
Cedar Fair, L.P. (FUN)	Ryman Hospitality Properties, Inc.* (RHP)
Consolidated Graphics, Inc. (CGX)	Schawk, Inc. (SGK)
Deluxe Corporation (DLX)	Standard Parking Corporation (STAN)
Ennis, Inc. (EBF)	Sykes Enterprises, Incorporated (SYKE)
G&K Services, Inc. (GK)	TEAM, Inc. (TISI)
Healthcare Services Group, Inc. (HCSG)	Vail Resorts, Inc. (MTN)
Isle of Capri Casinos, Inc. (ISLE)

*	Formerly Gaylord Entertainment Company

Viad Corp ï COMPENSATION DISCUSSION & ANALYSIS	21

The comparator group was selected based on the following criteria:

•

Business Diversity.  The comparator group includes leisure and hospitality services companies and business-to-business services companies (including, among others, diversified support services, offices services and commercial printing services) so that both elements of Viad’s business operations are represented

•

Comparable Revenues.  All 15 companies had 2011 revenues between approximately 0.5 times and 1.5 times Viad’s 2011 revenue, and the median revenue for the comparator group in 2011 approximated Viad’s 2011 revenue

•	Similar Market Capitalization. The range of market capitalization for the comparator group companies was within 0.2 times and 5 times Viad’s market capitalization

•	International Sales. Several comparator group companies had an international footprint as reflected by international revenues

•	Debt Levels. Several comparator group companies had low debt levels that were comparable to Viad’s low debt levels based on the companies’ long-term debt-to-total capital ratios

COMPONENTS OF COMPENSATION

The compensation components of the 2012 executive compensation program, as well as the type of compensation and the objectives of the compensation, are included in the table below:

COMPONENT	TYPE	OBJECTIVES
Base Salary	Fixed	• Attract and retain executives • Compensate executive for level of responsibility and experience
Short-Term (Annual) Incentives	Variable	• Reward achievement of the Company’s annual financial and operational goals • Promote accountability and strategic decision-making
Long-Term Incentives	Variable

•    Align management and shareholder goals by linking management compensation to share price over extended period

•    Encourage long-term, strategic decision-making

•    Reward achievement of long-term company performance goals

•    Promote accountability

•    Retain key executives

Perquisites and Other Personal Benefits	Fixed	• Foster the health and well-being of executives • Attract and retain executives
Retirement Income and Savings Plans	Fixed	• Retain key executives • Reward employee loyalty and long-term service
Post-Termination Compensation and Benefits	Fixed	• Attract and retain executives • Promote continuity in management • Promote equitable separations between the Company and its executives

22	Viad Corp ï COMPENSATION DISCUSSION & ANALYSIS

MIX OF PAY

The Human Resources Committee and management created what they believed was the optimal mix of compensation components, consistent with Viad’s executive compensation philosophy, in delivering the NEOs’ 2012 targeted total compensation. The table below shows the 2012 mix of compensation components for the NEOs.

Components of 2012 Compensation

As a Percentage (%) of Targeted Total Direct Compensation

Name	Base Salary (%)	Targeted Short-Term (Annual) Incentives (%)	Targeted Long-Term Incentives[1] (%)

Paul B. Dykstra	27	25	48
Ellen M. Ingersoll	34	20	46
Steven W. Moster	35	21	44
Michael M. Hannan	43	25	32
Thomas M. Kuczynski	45	25	30

[1]	The percentage calculation for this column is based on the grant date estimated future payouts for long-term incentives.

Viad’s executive compensation program, including this mix of pay, is designed to, among other factors, enhance shareholder value and mitigate the potential for excessive risk-taking by NEOs in managing Viad’s businesses. A few of the program’s features that serve these two purposes are:

•	Components of compensation are evenly balanced. The mix of pay for NEOs is not overly weighted toward either short-term incentive or long-term incentive compensation.

•

Targets are reasonable and value-driven.  The Human Resources Committee sets performance goals and targets that the Committee believes are reasonable and designed with the intent that achievement will result in enhancement to the fundamental value of Viad.

•

Long-term awards promote shareholder interests.  The ultimate value of each NEO’s long-term incentive award depends upon the value of Viad’s stock at the time of vesting (or exercise, in the case of stock options), which encourages NEOs to consider the inherent risk of short-term decisions that may impact the future performance of Viad. As a result, these awards are intended to create and maintain shareholder value over a multi-year period.

•

Stock ownership guidelines align NEO and shareholder interests.  Viad’s stock ownership guidelines align the financial interests of our directors and NEOs with those of our shareholders (see the CD&A subsection “Stock Retention Requirements,” below). The holding period restriction adopted in 2013 on vested restricted stock enhances this alignment (see the CD&A subsection “Executive Compensation Changes,” above).

•

Forfeiture for wrongful actions.  Short-term and long-term incentive compensation is subject to forfeiture and reimbursement provisions relating to conduct which may be reasonably detrimental to Viad (see the CD&A subsection “Forfeiture and Reimbursement Provisions for Detrimental Conduct,” below).

Each component of the 2012 total compensation of the NEOs is discussed below.

ANNUAL BASE SALARY

The base salary program for Viad’s executives helps achieve the objectives outlined above by attracting and retaining strong talent. Base salaries represent a fixed portion of the executive compensation package and are determined based on the factors discussed in the CD&A subsection “2012 Benchmarking and Resources,” above.

Viad Corp ï COMPENSATION DISCUSSION & ANALYSIS	23

Merit increase guidelines for all employees, including the NEOs, are determined using published survey sources. The Company awards merit increases only to those NEOs who are meeting the Company’s expectations with respect to both performance and integrity.

SHORT-TERM (ANNUAL) INCENTIVES

Viad’s Management Incentive Plan (“MIP”) is an annual, cash-based, pay-for-performance incentive program for NEOs and other executives. MIP is designed to motivate and reward these individuals for their contributions to Viad’s performance during the year by making a significant portion of their cash compensation variable and dependent upon achievement of Viad’s annual performance targets. The performance targets are established by the Human Resources Committee at the beginning of each year. Short-term incentive cash payments reflect the extent to which annual targets for performance goals are met or exceeded.

Financial targets are set with the intent that achievement will result in enhancement to the fundamental value of Viad, which, in turn, is ultimately reflected in greater shareholder value. When determining the performance targets, the Human Resources Committee considers past financial performance of Viad and its operating companies and the internal estimates of their current-year planned financial performance. Established growth trends, or improved profitability and operating efficiencies, which are based on economic and business conditions specific to Viad’s businesses, are the gauge by which meaningful targets are set and executive performance is measured.

The 2012 performance measures of 60% operating income, 20% operating cash flow, 10% revenue and 10% operating margin were chosen because each of the measures strongly aligned with overall business objectives of Viad for the year. The performance measures of operating income and operating margin are closely tied to achievement of return on invested capital objectives. A continued emphasis on revenue growth as a performance measure aligned well with organic and acquisition objectives within both Viad’s Marketing & Events and Travel & Recreation Groups. Operating cash flow was used as a performance measure to ensure an ongoing focus on sound cash management practices.

The Human Resources Committee does not award a discretionary cash bonus to any NEO in circumstances where performance goals under the short-term incentive plan are not met at threshold or better. The Human Resources Committee has discretion to increase or decrease the actual awards based on Company and individual performance, except in the case of NEOs, whose awards may only be decreased.

For each NEO, achievement at Threshold pays out at 30% of the performance goal’s weight. Achievement at Target pays out at 100% of the performance goal’s weight. Achievement at Maximum pays out at 175% (the maximum achievement level) of the performance goal’s weight. Actual results are pro-rated based on where they fall along the continuum from the Threshold amount through the Target amount, and from the Target amount through the Maximum amount.

24	Viad Corp ï COMPENSATION DISCUSSION & ANALYSIS

The table below provides information for the 2012 MIP, including the performance goals, the weighting of each performance goal as a percentage of the total award and the targeted achievement levels for each performance goal.

2012 Short-Term Incentive Performance Goals, Weighting and Targets[1]
			Targeted Achievement Levels
	Performance Goal[2]	Weight (%)	Threshold ($)	Target ($)	Maximum ($)	Actual Performance Results ($)
Viad Consolidated	Operating Income	60%	25,200	30,700	36,300	33,158
	Operating Cash Flow	20%	51,200	56,900	62,300	85,057
	Revenue	10%	930,100	967,000	1,006,400	1,013,188
	Operating Margin	10%	2.6%	3.2%	3.8%	3.3%

Marketing & Events	Operating Income	60%	11,000	13,900	17,000	17,540
	Operating Cash Flow	20%	31,500	34,500	37,500	54,260
	Revenue	10%	819,500	850,900	884,500	896,780
	Operating Margin	10%	1.1%	1.6%	2.2%	2.0%

Travel & Recreation	Operating Income	60%	21,100	23,700	26,200	22,774
	Operating Cash Flow	20%	28,700	31,400	33,800	30,752
	Revenue	10%	110,600	116,100	121,900	116,732
	Operating Margin	10%	19.1%	20.1%	21.1%	19.5%

[1]

All dollar amounts are shown in thousands (000) of U.S. dollars ($) unless indicated as a percentage (%). For purposes of evaluating achievement, the financial results of Viad’s international operations were translated to U.S. dollars at fixed exchange rates of: Canadian dollar (0.98 to 1); British pound (1.55 to 1); and Euro (1.29 to 1).

[2]

Operating Income for Viad Consolidated is equal to segment operating income less unallocated corporate expenses. The performance goals of Operating Income and Operating Cash Flow, and corporate expenses, exclude specific items which are carved out at the beginning of the year, certain items that are of a non-operating nature, other items that management does not want to incent (e.g., restructuring and restructuring-related charges/recoveries and related payments, tax payments and the effects of excess tax benefits on share-based compensation), and one-time expenses and non-recurring expenses. Results were also adjusted to exclude revenues, expenses and cash flows related to unplanned acquisition activity, including diligence/feasibility and deal costs, results of acquired companies, lost interest income and/or interest expense.

The 2012 performance goal of Operating Income is a stand-alone goal and awards were paid based on achievement of the goal. No payout for the performance goals of Operating Cash Flow, Revenue or Operating Margin could have been earned unless the performance goal of Operating Income was achieved at or greater than the Threshold amount. The performance goals of Operating Cash Flow, Revenue and Operating Margin were also stand-alone goals and awards were paid based on achievement of their respective target, provided that the Operating Income target was met at the Threshold amount or greater.

The formula for calculating a NEO’s bonus award is as follows:

(Annual Base Salary Earnings) x (Target Bonus Percentage) x (Company Achievement)

For 2012, target bonus percentages for the NEOs ranged from 55% to 90% of the NEO’s annual base salary earnings.

Viad Corp ï COMPENSATION DISCUSSION & ANALYSIS	25

2012 Target and Actual Bonus Payout Levels

Name	Threshold[1] (%)	Target (%)	Maximum[2] (%)	Actual (%)

Paul B. Dykstra	16.2	90	157.50	129.24
Ellen M. Ingersoll	10.8	60	105.00	86.16
Steven W. Moster	10.8	60	105.00	103.50
Michael M. Hannan	10.8	60	105.00	46.92
Thomas M. Kuczynski	9.9	55	96.25	78.98

[1]

The performance goal of Operating Income is a stand-alone threshold goal and no payout for the other performance goals can be earned unless the performance goal of Operating Income is achieved at or greater than the Threshold amount. Achievement at Threshold pays out at 30% of a performance goal’s weight. The performance goal weight of Operating Income in 2012 was 60%. The “Threshold” column in the table above reflects the NEO’s target level (as reflected in the “Target” column above) multiplied by 18%, which is the company achievement at the threshold level and is calculated as follows: (threshold amount of 30%) x (Operating Income performance goal weight of 60%) = 18%.

[2]	The “Maximum” column in the table above reflects the NEO’s target level times the company achievement factor at the maximum level of 175%.

LONG-TERM INCENTIVES

The type and value of the overall mix of long-term incentive grants in 2012 is provided in the table below:

Type	Brief Description	% of Total Value of the Long-Term Incentive Compensation Grant
Restricted stock (or units)	• 3-year vesting period • Subject to forfeiture and reimbursement provisions	50%
Performance units	• 3-year performance period • Payable in cash based on 10-day trading average of Viad common stock • Subject to forfeiture and reimbursement provisions	50%

This mix of restricted stock (or units) and performance units places a heavy emphasis on the financial performance of the Company and provides incentives for executives to create and maintain shareholder value over a multi-year period because the ultimate value of each executive’s grant will depend upon the value of Viad’s stock at the time of vesting or payout. This mix also provides an effective retention tool for executives, as each has a three-year vesting or performance period.

TIME-VESTED RESTRICTED STOCK (OR UNITS)

In 2012, the NEOs and other executives who have a significant impact on Viad’s operational and financial goals were awarded restricted stock, except restricted stock units were awarded to Mr. Hannan and other key Canadian executives due to Canadian tax considerations. NEOs receiving restricted stock may vote the underlying shares and will receive dividends during the restriction period. Mr. Hannan, who received restricted stock units, does not have voting rights, but does receive dividend equivalents. Receipt of dividends (or dividend equivalents) and the NEO’s right to vote shares are important links in aligning management’s interests with those of Viad’s shareholders.

The restricted stock (and units) awarded to NEOs in 2012 will vest three years from the grant date. The Human Resources Committee believes that due to the three-year cliff vesting feature of the shares and units, this compensation element has been highly effective in retaining NEOs and in motivating them to make long-term decisions that will be beneficial to shareholders and Viad. The Company added a performance-driven modifier to restricted stock (or units) awards in 2013 and thereafter such that the value of restricted stock (or units) awards to

26	Viad Corp ï COMPENSATION DISCUSSION & ANALYSIS

NEOs increases or decreases by up to 25% based on Viad’s TSR for the prior three years, as compared to the companies in Viad’s comparator group. While the Company believes that 3-year time-based restricted stock is a strong retention instrument, the added performance-driven modifier is designed as an incentive to further align shareholder interests with those of management.

PERFORMANCE UNITS

The Performance Unit Incentive Plan (“PUP”) is designed to focus participants on the long-term interests of our shareholders by tying the value of performance units to both stock price appreciation during the three-year performance period and to achievement of financial measures that are key factors in increasing shareholder value. Performance targets are set by the Human Resources Committee during the first quarter of the three-year performance period. Targets are set such that achievement will result in enhancement to the fundamental value of Viad, which, in turn, is ultimately reflected in enhanced shareholder value. Established growth trends, which are based on economic and business conditions specific to Viad and each of the operating companies, are the gauge by which meaningful targets are set and executive performance is measured.

PUP awards are paid in cash and are earned based on the degree of achievement of the targets during the performance period and are calculated using the average price of Viad’s common stock during the 10-day trading period beginning on the day following public announcement of Viad’s year-end financial results for the final year of the performance period.

The formula for calculating a NEO’s PUP award is as follows:

(Number of units) x (Unit value*) x (Company achievement)

*	Unit value is determined using the average price of Viad’s common stock during the 10-day trading period beginning on the day following the public announcement of Viad’s year-end financial results for the final year of the performance period.

The achievement factor ranges from 0% to 200%. If earned, the performance cycle for PUP awards made in 2012 is for the three-year period beginning in 2012 and ending in 2014. PUP awards earned by NEOs for the 2012-2014 performance period will be paid out in 2015. The Human Resources Committee believes that the three-year cliff vesting feature of the shares and units will motivate executives to make long-term decisions during the 2012-2014 performance period that will be beneficial to shareholders and Viad.

2012 VESTING OF LONG-TERM INCENTIVES AWARDED IN PRIOR YEARS

Restricted Stock (or Units).    Restricted stock (or units) granted in 2009 vested in 2012 (see “Time-Vested Restricted Stock (or Units)” above for a description of the awards).

Performance-Based Restricted Stock (or Units).    No grants of performance-based restricted stock (or units) were made in 2012. No dividends were paid in 2012 with respect to performance-based restricted stock for which the performance component had not been achieved by the NEO. For the 2009 performance-based restricted stock awards granted to Messrs. Dykstra, Kuczynski and Moster and Ms. Ingersoll, 100% were cancelled as performance targets under the 2009 MIP were not achieved. In 2012, the final one-third payout of the performance-based restricted stock units granted to Mr. Hannan in 2009 was made. This award had performance targets established in 2009 and was designed to focus management’s attention on annual financial performance, and to retain the management team with a three-year vesting schedule. This award was based on the achievement of the operating company’s performance measures and targets, which were weighted at 50%, as well as the achievement of performance measures and targets set for Viad on a consolidated basis, which were weighted at 50%. Mr. Hannan achieved 48.125% of his award because the overall achievement of the goals of Brewster Inc. (i.e., operating company) under the 2009 MIP was at 99.4%. The other 50% of his award was not earned as performance targets for Viad on a consolidated basis under the 2009 MIP were not achieved. Once earned, the award vests over a

Viad Corp ï COMPENSATION DISCUSSION & ANALYSIS	27

three-year period with one-third payouts in each year starting one year after the grant date. The 2009 performance targets for the partially earned 2009 award of Mr. Hannan are provided in the table below:

2009 Grant of Performance-Based Restricted Units -- Last 1/3 Payout in 2012
			Targeted Achievement Levels Set in 2009[1]
	Performance Goal[2]	Weight (%)	Threshold ($)	Target ($)	Maximum ($)	Actual Results ($)[3]
Viad Consolidated	Income Per Share	70%	1.00	1.28	1.75
	Operating Cash Flow	30%	25,209	34,345	50,021

Brewster Inc.	Operating Income	65%	12,000	14,675	17,000	14,119
	Operating Cash Flow	25%	8,700	11,383	13,700	12,533
	Revenue	10%	50,000	57,758	65,000	57,315

[1]

All dollar amounts are shown in thousands (000), except Income Per Share. Dollar amounts for the operating company level targets (Brewster) are shown in Canadian dollars. For purposes of evaluating achievement, the financial results of Viad’s international operations were translated to U.S. dollars at fixed exchange rates of: Canadian dollar (1.014 to 1).

[2]

The performance goals of Income Per Share, Operating Income and Operating Cash Flow exclude impairment losses and restructuring charges. In addition, Operating Cash Flow was adjusted to exclude the effect of excess tax benefits on share-based compensation and restructuring payments.

[3]	Performance targets at the Viad level were not achieved.

PERQUISITES AND OTHER PERSONAL BENEFITS

Perquisites and other personal benefits are part of the NEO’s total compensation package and are reviewed periodically to ensure external competitiveness. For 2012, the perquisites offered by the Company to the NEOs include financial counseling and tax preparation, annual executive physical examination, accidental death and dismemberment insurance, executive medical insurance, club memberships and Company-paid parking. Messrs. Dykstra and Hannan are also eligible for executive life insurance and a home security system, and Mr. Dykstra is eligible for home Internet service and an automobile, plus related expenses. Messrs. Hannan and Moster are eligible for an automobile allowance, plus related expenses. Additional information on perquisites and other personal benefits provided to the NEOs in 2012 is discussed in the “Summary Compensation Table” section of this proxy statement.

POST-EMPLOYMENT COMPENSATION

Certain termination events will trigger post-employment payments and benefits for the NEOs, including retirement, change of control severance, termination for cause, involuntary termination not for cause, death or disability. These are discussed under the “Potential Payment Upon Employment Termination or Change of Control” section of this proxy statement. Post-termination compensation provides for either short-term (termination or change of control) or long-term (retirement) security to the Company’s executive officers in the event their employment with the Company ends. In the event of involuntary termination, post-termination compensation is intended to provide an interim financial resource to the executive during the transition from employment with Viad.

RETIREMENT INCOME AND SAVINGS PLANS

All eligible employees, including the NEOs (excluding Mr. Hannan), may participate in the Viad Corp Capital Accumulation Plan (the “401(k) Plan”). In addition, the NEOs (excluding Mr. Hannan) are eligible to participate in the Supplemental 401(k) Plan, which provides for additional employee contributions over the annual limits set by the Internal Revenue Code for the 401(k) Plan, plus matching contributions by Viad based on the same percentage as the 401(k) Plan. In lieu of participation in the 401(k) Plan and the Supplemental 401(k) Plan, Mr. Hannan is a participant in the Retirement Plan for Management Employees of Brewster Inc.

28	Viad Corp ï COMPENSATION DISCUSSION & ANALYSIS

Annual retirement benefits will be paid under applicable schedules of the SERP and under the MoneyGram Pension Plan (formerly the Viad Corp Retirement Income Plan) to Mr. Dykstra and Ms. Ingersoll, although accruals under the MoneyGram Pension Plan were frozen as of December 31, 2003. In 2013, the Company established a defined contribution supplemental executive retirement plan to replace the payment of lump sum cash awards, including tax gross-ups, previously made to Mr. Dykstra and Ms. Ingersoll. The lump-sum awards were instituted in 2005 in connection with the Company’s spin-off of MoneyGram in 2004, at which time the credited service benefits for the SERP’s participants were frozen, and were made solely in lieu of the Company accruing pension benefits for Mr. Dykstra and Ms. Ingersoll as Schedule B participants of the SERP.

Under the Retirement Plan for Management Employees of Brewster Inc., the annual pension payable to Mr. Hannan, assuming a normal retirement date, is equal to 2% of his highest average earnings for each year of credited service. “Highest average earnings” are defined as the average of the highest annual earnings in any three calendar years of credited service. The maximum pension payable to Mr. Hannan cannot exceed the dollar limits permitted under the Income Tax Act of Canada.

The change in the value of the pension plans during 2012 is included in the “Summary Compensation Table” section of this proxy statement. Please refer to the “Pension Benefit Table” and the “Potential Payment Upon Employment Termination or Change of Control” sections of this proxy statement for further discussion of retirement benefits.

CHANGE OF CONTROL SEVERANCE

Viad’s Executive Severance Plan (Tier I) provides each of the NEOs with severance benefits if the NEO’s employment is terminated by Viad without cause or by the NEO for good reason (as those terms are defined in this Plan) within 36 months after a change of control of Viad, or by the NEO for any reason (other than for good reason, death, disability or retirement) during a 30-day window period beginning on the first anniversary of the change of control of Viad. This Plan remains unchanged since 2006.

The purpose of this Plan is to ensure, in the event of a possible change of control of Viad, that NEOs will be available (without concern for their personal financial situations) to perform their regular duties and to advise management and the Board as to whether the change of control proposal would be in the best interests of Viad and its shareholders, to assist in the change of control implementation and transition and to perform other appropriate actions. Severance benefits also provide an economic means for NEOs to transition from Viad employment. Participants in this Plan are designated by the CEO and approved by the Human Resources Committee. Upon a change of control, Viad’s annual and long-term incentive plans also provide for accelerated vesting of equity awards and payment of annual incentive and performance units, as discussed in the “Potential Payment Upon Employment Termination or Change of Control” section of this proxy statement.

As referenced earlier, Viad has eliminated excise tax gross-ups and “modified single trigger” provisions in executive severance plans of all executive officers (including a named executive officer) hired in 2013 and thereafter.

EMPLOYMENT AGREEMENT

Mr. Dykstra is the only NEO covered under an employment agreement. Mr. Dykstra’s agreement provides that he will receive post-termination severance and benefits upon certain termination scenarios. Additional detail can be found in the “Employment Agreement” section of this proxy statement.

FORFEITURE AND REIMBURSEMENT PROVISIONS FOR DETRIMENTAL CONDUCT

In order to protect Viad and its operating companies and to help ensure the long-term success of the business, annual incentive compensation and long-term incentive compensation are subject to forfeiture and reimbursement provisions (i.e., “clawback” provisions) relating to the following conduct:

•

an officer or employee knowingly participated in misconduct that caused a misstatement of financial statements of Viad or any of its affiliates, or in misconduct which represented a material violation of Viad’s Code of Ethics or certain other policies

Viad Corp ï COMPENSATION DISCUSSION & ANALYSIS	29

•

an officer or employee was aware of and failed to report an officer or employee who was participating in misconduct that caused or could cause a misstatement of financial statements of Viad or any of its affiliates, or in misconduct which represented a material violation of Viad’s Code of Ethics or certain other policies

•	an officer or employee acted significantly contrary to the best interests of Viad

The forfeiture and reimbursement provisions also relate to violations of certain restrictions on competitive activities following employment termination. In addition, the annual incentive compensation and long-term incentive compensation awards also provide Viad with the right to stop the NEO, through a court-ordered injunction, from working for competitors and soliciting customers and employees following employment termination. Viad also may seek monetary damages for such activities.

The following incentive compensation is subject to forfeiture and reimbursement (i.e., “clawback” provisions):

•	awards of restricted stock (or units), performance-based restricted stock (or units) and performance units granted in the last two years of employment

•	all cash bonuses paid during the last 12 months of employment for awards made prior to 2010, and 18 months for awards made in or after 2010

•	outstanding, vested but not exercised, stock options

•	any gain (without regard to tax effects) realized from the exercise of an option subject to the forfeiture and reimbursement provisions

LIMIT ON DEDUCTIBILITY OF CERTAIN COMPENSATION

Section 162(m) of the Internal Revenue Code limits the Company’s deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1 million during the tax year, subject to certain permitted exceptions. The Company intends to structure its compensation arrangements in a manner that would comply with Section 162(m). Although the Human Resources Committee plans to evaluate and limit the impact of Section 162(m), it believes that the tax deduction is only one of several relevant considerations in setting compensation. Accordingly, if it is deemed necessary and in the best interests of the Company to attract and retain executive talent to compete successfully and to motivate such executives to achieve the goals inherent in our business strategy, the Compensation Committee may approve compensation to executive officers which exceeds the limits of deductibility. In this regard, certain portions of compensation paid to the NEOs may not be deductible for federal income tax purposes under Section 162(m) of the Code.

STOCK RETENTION REQUIREMENTS

The Company’s stock ownership guidelines were adopted to promote alignment between executives and shareholders in order to encourage actions to enhance long-term shareholder value. The guidelines require executives to own a minimum amount of stock on a direct basis, meaning stock of Viad which is subject to market risk and not simply held under option. The minimum required amount is based on multiples of salary ranging from one and one-half to five times an executive’s annual salary, depending on salary level, as summarized below:

STOCK OWNERSHIP GUIDELINES

Executive Officer	Ownership Guidelines
CEO	5.0 times base salary
Direct Reports to CEO	3.0 times base salary
Second Level Below CEO	1.5 times base salary

As of the measurement date in 2013, Mr. Dykstra and Ms. Ingersoll had exceeded their goals, and Messrs. Hannan, Moster and Kuczynski are working toward achieving their goals. Starting in 2013, the Company will hold vested

30	Viad Corp ï COMPENSATION DISCUSSION & ANALYSIS

restricted stock earned by NEOs, net of taxes, until the NEOs’ total stock ownership meets the Company’s stock ownership guidelines or the NEO is no longer an employee of the Company, whichever occurs first.

OPPORTUNITY FOR SHAREHOLDER FEEDBACK

We value feedback from our shareholders about our executive compensation philosophy and program, and welcome shareholders to express their views to the Board in writing. For more information about shareholder feedback opportunities, please refer to the “Communication with Board of Directors” section of this proxy statement.

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee of the Board is comprised solely of independent directors. The Committee oversees design and implementation of an executive compensation strategy intended to enhance the fundamental value of Viad by increasing its earnings, cash flows, market position and financial condition, thereby providing a logical predicate for increases in shareholder value. The Committee has reviewed and discussed with Viad’s management the Compensation Discussion and Analysis provided in this proxy statement and, based on such review and discussions, recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Viad’s 2012 Annual Report on Form 10-K, filed March 11, 2013.

HUMAN RESOURCES COMMITTEE

Jess Hay, Chairman

Daniel Boggan Jr.

Isabella Cunningham

Richard H. Dozer

Albert M. Teplin

Viad Corp ï HUMAN RESOURCES COMMITTEE REPORT	31

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation in 2010, 2011 and 2012 of the Chief Executive Officer, the Chief Financial Officer and each of the three other most highly compensated executive officers of Viad in 2012.

The amounts presented below in column (e), “Stock Awards,” and column (f), “Option Awards,” of the Summary Compensation Table represent the grant date fair value of awards granted to the named executive officers and may not reflect the actual value to be realized by each executive officer. Variables that can affect the actual value realized by the named executive officer include achievement levels of performance targets, economic and market risks associated with stock and option awards and performance unit valuation based on the market price of Viad’s stock. The actual value realized by the named executive officer will not be determined until the time of vesting in the case of restricted stock (or units), performance units and performance-based restricted stock units, or until option exercise in the case of option awards.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards[2] ($)	Non-Equity Incentive Plan Compensation[3] ($)	Change in Pension Value and Nonqualified Deferred Comp. Earnings[4] ($)	All Other Compensation[5] ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Paul B. Dykstra	2012	731,250	--	1,334,880	--	945,100	849,422	376,693	4,237,345
Chairman, President	2011	662,692	--	1,764,867	--	701,400	458,897	277,848	3,865,704
and CEO	2010	625,000	--	539,520	540,040	500,000	417,625	218,956	2,841,141

Ellen M. Ingersoll	2012	371,019	--	506,760	--	319,900	50,956	145,882	1,394,517
Chief Financial	2011	357,046	--	513,123	--	230,900	23,423	129,794	1,254,286
Officer	2010	348,000	--	238,080	237,735	191,400	26,417	103,541	1,145,173

Steven W. Moster[6]	2012	402,000	--	506,760	--	416,100	--	52,643	1,377,503
Group President- Marketing & Events;	2011	391,031	--	432,588	--	255,700	--	63,996	1,143,315
President, GES	2010	90,712	--	149,554	--	134,800	--	262,520	637,586

Michael M. Hannan[7]	2012	321,750	--	241,020	--	146,962	46,582	20,585	776,899
Group President -	2011	325,934	--	216,294	--	61,115	32,575	20,356	656,274
Travel & Recreation	2010	289,140	--	88,320	87,463	292,843	22,638	16,822	797,226
President, Brewster

Thomas M. Kuczynski	2012	319,125	--	214,240	--	252,000	11	42,904	828,280
Chief Corporate	2011	307,915	--	216,294	--	181,100	5	36,053	741,367
Development & Strategy Officer	2010	300,000	--	94,080	95,094	150,000	3	38,241	677,418

[1]

The amounts shown under this column (e) reflect the grant date fair value of long-term incentives awarded (other than stock options, which are reflected in column (f)) to the named executive officers, including restricted stock (or units) granted in years 2010 through 2012, and performance units granted in years 2011 and 2012. The grant date fair value of the performance unit awards granted in 2011 and 2012 were computed by multiplying (i) the number of units awarded to each NEO, assuming achievement at target level, by (ii) the closing price of the underlying shares on the grant date. As a result, the amounts shown under this column (e) include 2012 performance unit awards in the amount of $710,700 for Mr. Dykstra, $269,860 for Ms. Ingersoll, $127,720 for Mr. Hannan, $113,300 for Mr. Kuczynski and $269,860 for Mr. Moster, and 2011 performance unit awards in the amount of $639,678 for Mr. Dykstra, $276,120 for Ms. Ingersoll, $117,351 for Mr. Hannan, $117,351 for Mr. Kuczynski and $232,401 for Mr. Moster. If achievement is at maximum level, the grant date fair values of the 2012 performance unit awards would be $1,421,400 for Mr. Dykstra, $539,720 for Ms. Ingersoll, $255,440 for Mr. Hannan, $226,600 for Mr. Kuczynski and $539,720 for Mr. Moster, and the grant date fair values of the 2011 performance unit awards would be $1,279,356 for Mr. Dykstra, $552,240 for Ms. Ingersoll, $234,702 for Mr. Hannan, $234,702 for Mr. Kuczynski and $464,802 for Mr. Moster. Assumptions made in the valuation of stock awards under this column (e) are discussed in Viad’s 2012 Annual Report on Form 10-K, filed March 11, 2013, in Notes 1 and 2 of Notes to Consolidated Financial Statements, and are incorporated herein by reference.

32	Viad Corp ï EXECUTIVE COMPENSATION

[2]

The amounts shown under this column (f) reflect the grant date fair value of stock options awarded in 2010 to the NEOs. Stock options granted in 2010 have an exercise price of $19.20. No stock options were granted to the NEOs in 2011 or 2012. Assumptions made in the valuation of stock option awards under this column (f) are discussed in Viad’s 2012 Annual Report on Form 10-K, filed March 11, 2013, in Notes 1 and 2 of Notes to Consolidated Financial Statements, and are incorporated herein by reference.

[3]

The amounts shown under this column (g) represent incentive cash awards under the 2010, 2011 and 2012 MIP, pursuant to the 2007 Viad Corp Omnibus Incentive Plan, which were paid in March of the following year. The 2012 performance targets are discussed in the CD&A section of this proxy statement, and were attained at 143.6% of target for Viad consolidated, at 172.5% of target for Viad’s Marketing & Events Group and at 78.2% of target for Viad’s Travel & Recreation Group. For 2011, performance goals were attained at 117.6% of target for Viad consolidated, at 118.9% of target for Viad’s Marketing & Events Group and at 32.6% of target for Viad’s Travel & Recreation Group. For 2010, performance targets were attained at 100% of target for Viad consolidated, at 67% of target for GES and at 175% of target for Brewster.

[4]

The amounts shown under this column (h) represent the year-over-year pension value change in the actuarial present value of the SERP and Brewster’s pension plan, as well as above-market earnings on Viad Corp Deferred Compensation Plan and Viad’s Supplemental 401(k) Plan. In connection with the spin-off of MoneyGram on June 30, 2004, liabilities associated with these SERP obligations are the responsibility of MoneyGram, as discussed in the “Pension Table” section of this proxy statement. The term “above-market earnings” represents an earning rate that exceeds 120% of the applicable federal long-term rate (as prescribed under the Internal Revenue Code Section 1274(d)). For 2012, the year-over-year pension value change from 2011 to 2012 was $848,946 for Mr. Dykstra, $50,876 for Ms. Ingersoll, $0 for Mr. Moster, $46,582 for Mr. Hannan and $0 for Mr. Kuczynski. For 2011, the year-over-year change from 2010 to 2011 was $458,628 for Mr. Dykstra, $23,377 for Ms. Ingersoll, $0 for Mr. Moster, $32,575 for Mr. Hannan and $0 for Mr. Kuczynski. For 2010, the year-over-year change from 2009 to 2010 was $417,269 for Mr. Dykstra, $26,374 for Ms. Ingersoll, $0 for Mr. Moster, $22,638 for Mr. Hannan and $0 for Mr. Kuczynski. The above-market earnings on Mr. Dykstra’s benefits under the Viad Corp Deferred Compensation Plan were $4 and $119 in 2011 and 2010, respectively, and a lump-sum, full distribution of $196,567 under the plan was made to him in 2011. For the Supplemental 401(k) Plan, the above-market earnings for 2012 were $476 for Mr. Dykstra, $80 for Ms. Ingersoll, $0 for Mr. Moster and $11 for Mr. Kuczynski; for 2011 were $265 for Mr. Dykstra, $46 for Ms. Ingersoll, $0 for Mr. Moster and $5 for Mr. Kuczynski; and for 2010 were $237 for Mr. Dykstra, $43 for Ms. Ingersoll, $0 for Mr. Moster and $3 for Mr. Kuczynski.

[5]	The amount shown for 2012 under this column (i) includes the following:

Item	Mr. Dykstra	Ms. Ingersoll	Mr. Moster		Mr. Hannan		Mr. Kuczynski
Perquisites:
Annual physical	$1,843	$3,049	$	- -	$	- -	$2,371
Tax planning and financial counseling services	18,383	12,953		12,184		- -	12,711
Executive medical coverage	2,924	4,000		5,054		3,997	4,000
Executive life insurance	504	- -		- -		1,350	- -
Company-provided vehicle or allowance, and related vehicle expenses	25,087	- -		12,000		4,453	- -
Club memberships	5,799	- -		1,340		4,351	- -
Perk tax gross-ups(A)	14,235	7,815		6,239		2,555	7,917
Other perquisites(B)	2,074	576		22		691	22
Other Compensation:
Dividends on unvested restricted stock (or units)	23,594	7,648		5,804		3,188	3,118
Retirement benefits(C)	282,250	109,841		10,000		- -	12,765

Total	$376,693	$145,882		$52,643		$20,585	$42,904

(A)

For 2013 and thereafter, tax gross-ups have been eliminated from Viad’s executive compensation program for the NEOs. For 2012, tax gross-ups were made on only two perquisites: (1) tax planning and financial counseling services in the amount of $12,281 for Mr. Dykstra, $5,971 for Ms. Ingersoll, $4,381 for Mr. Moster and $6,022 for Mr. Kuczynski; and (2) executive medical coverage in the amount of $1,954 for Mr. Dykstra, $1,844 for Ms. Ingersoll, $1,858 for Mr. Moster, $2,555 for Mr. Hannan and $1,895 for Mr. Kuczynski.

(B)

“Other Perquisites” includes accidental death and dismemberment insurance, office parking, dry cleaning services (in the case of Mr. Hannan), home Internet service (in the case of Mr. Dykstra) and home security system (in the case of Messrs. Dykstra and Hannan).

(C)

These amounts include lump-sum payments of $253,000 and $95,000 to Mr. Dykstra and Ms. Ingersoll, respectively, for the period from January 1, 2012 through December 31, 2012 in lieu of the Company accruing pension benefits for them as Schedule B participants of the SERP. These payments consisted of an accrued benefit for that period and a tax gross-up. In addition, these

Viad Corp ï EXECUTIVE COMPENSATION	33

amounts include matching contributions paid pursuant to the Company’s 401(k) and supplemental 401(k) plans to all NEOs except for Mr. Moster, who has elected not to participate in the supplemental 401(k) plan, and Mr. Hannan, who is a Canadian citizen and resident and therefore does not participate in these U.S.-based retirement programs.

The aggregate incremental cost of perquisites is the actual cost incurred by Viad as a result of providing such items.

[6]

Mr. Moster was employed by GES as Executive Vice President–Chief Sales and Marketing Officer through February 1, 2010, at which time he left employment with GES and was paid $260,000 in post-termination compensation. Mr. Moster was rehired by GES for the position of President on November 1, 2010, and was also appointed by Viad’s Board as Group President-Marketing & Events. Mr. Moster’s 2010 annual base salary, as reflected in column (c) of this Table, covers the period beginning on January 1, 2010 and ending on his departure date, February 1, 2010, as well as from November 1, 2010 through December 31, 2010.

[7]

Mr. Hannan is a Canadian citizen and resident. His 2012 base salary and all other compensation for 2012 shown in this Table were converted into U.S. dollars at the rate of 1.0002 to 1. His 2011 base salary and all other compensation for 2011 shown in this Table were converted into U.S. dollars at the rate of 1.015 to 1. His 2010 base salary and all other compensation for 2010 shown in this Table were converted into U.S. dollars at the rate of 0.9638 to 1. His annual bonus award under the Management Incentive Plan as shown in Column (g) of this Table was converted on the date of payment at a rate of 0.9739 to 1 for 2012, 1.0085 to 1 for 2011, and 1.014 to 1 for 2010. All stock unit awards were originated in U.S. dollars and did not require conversion.

GRANTS OF PLAN-BASED AWARDS TABLE

The table below supplements the disclosure in the Summary Compensation Table on plan-based awards. The table provides, by grant date, the estimated future payouts for awards granted in 2012 under equity incentive and non-equity incentive plans, and the number of shares or units underlying awards granted in 2011 that have been paid out. All awards in 2012 were granted pursuant to the 2007 Viad Corp Omnibus Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[3]			Estimated Future Payouts Under Equity Incentive Plan Awards[4]			All Other Stock Awards: Number of Shares of Stock or Units (#)[5]	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards ($)
Name[1]	Grant Date[2]	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

P. Dykstra		118,500	658,100	1,151,700
RS	2/28					30,300		--	--	--	624,180
PUP	2/28				10,350	34,500	69,000	--	--	--	710,700

E. Ingersoll		40,100	222,800	389,800
RS	2/28					11,500		--	--	--	236,900
PUP	2/28				3,930	13,100	26,200	--	--	--	269,860

S. Moster		43,400	241,200	422,100
RS	2/28					11,500		--	--	--	236,900
PUP	2/28				3,930	13,100	26,200	--	--	--	269,860

M. Hannan[6]		33,794	187,963	328,983
RSU	2/28					5,500		--	--	--	113,300
PUP	2/28				1,860	6,200	12,400	--	--	--	127,720

T. Kuczynski		31,600	175,500	307,200
RS	2/28					4,900		--	--	--	100,940
PUP	2/28				1,650	5,500	11,000	--	--	--	113,300

[1]	“RS” represents awards of restricted stock. “RSU” represents awards of restricted stock units. “PUP” represents awards of performance units.

[2]	Grant dates shown occurred in 2012.

[3]

The amounts shown in column (d) above reflect the possible payment if performance measures are achieved at target level under the 2012 Management Incentive Plan. The amounts shown in column (c) above reflect the possible minimum payment level under the 2012 Management Incentive Plan, which is 18% of target, as discussed in the CD&A section of this proxy statement under subsection “Short-Term (Annual) Incentives.” The amounts shown in column (e) are 175% of the target amount shown in column (d). Actual payout results are reflected in the Summary Compensation Table under its column (g). No additional payment under the 2012 Management Incentive Plan will be made for the 2012 performance period.

34	Viad Corp ï EXECUTIVE COMPENSATION

[4]

Under “Estimated Future Payouts Under Equity Incentive Plan Awards,” columns (f), (g) and (h) present the estimated threshold, target and maximum payouts as of the grant date for the NEOs’ 2012 award of performance units, as well as the estimated pay out in column (g) as of the grant date for awards of restricted stock (or units, in the case of Mr. Hannan).

[5]

The grant date fair value of the restricted stock (or unit) awards granted on February 28, 2012, was $20.60 per share or unit. The actual value realized by the NEO for the 2012 restricted stock (or unit) and performance unit awards will not be determined until the time of vesting.

[6]

The estimated future payouts for Mr. Hannan for an award under the 2012 Management Incentive Plan have been converted from Canadian dollars to U.S. dollars at a rate of 0.9739 to 1, as shown in columns (c) - (e) of this Table.

EMPLOYMENT AGREEMENT

Mr. Dykstra is employed pursuant to an employment agreement dated May 15, 2007. No other NEO has an employment agreement. Mr. Dykstra’s agreement provides for an initial two-year employment term, and thereafter, on each anniversary date of the agreement, the remaining one-year term is automatically renewed for an additional one-year period, unless the Human Resources Committee provides notice of its intent not to extend the employment period. Mr. Dykstra’s annual base salary is reviewed at least annually by the Human Resources Committee, which may, in its sole discretion, recommend an increase to the annual base salary, subject to approval by the Board. He did not receive an increase in salary in 2009 or 2010, as the base salaries of the named executive officers were frozen in light of economic conditions. The agreement also provides that Mr. Dykstra is entitled to participate in all bonus and long-term incentive compensation plans and programs and other fringe benefit programs offered to other senior executives of Viad in accordance with the terms of such plans and programs. Further, he is entitled to participate in all savings, retirement, medical and other welfare benefit plans to the same extent as other senior executives of Viad. His perquisites and other personal benefits include executive medical coverage; executive life insurance; accidental death and dismemberment insurance coverage; office parking; tax planning and financial counseling services; annual executive physical examination; dues for health club, country club, airline club and social club; Company-provided vehicle and auto-related expenses; and a home security system. The Board recently clarified the contract terms concerning eligibility for health and medical coverage (i.e., that he is eligible for health and medical coverage prior to reaching the age of 55 at the level of benefits no less than the level in existence on December 31, 2012, and that he is eligible to receive post-termination medical coverage under Viad’s post-retirement medical coverage plan at the level of benefits no less than the level in existence on December 31, 2012). Viad’s post-retirement medical coverage plan is provided to all Viad employees who meet certain criteria, including, among others, employment by Viad prior to the plan being frozen and 10 years of service with Viad, and who reach 55 years old before receiving coverage. The Board did not designate Mr. Dykstra as a participant in a more costly retiree medical plan provided to the prior three individuals serving as Chairman and Chief Executive Officer of Viad. This clarification reflects the long-term practice to provide medical coverage to Viad’s Chief Executive Officer. Additional information regarding the terms of Mr. Dykstra’s employment agreement is provided in the “Potential Payment Upon Employment Termination or Change of Control” section of this proxy statement.

Viad Corp ï EXECUTIVE COMPENSATION	35

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The table below includes all outstanding options and unvested stock awards of the named executive officers as of December 31, 2012, including awards subject to performance conditions.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)[1]	Number of Securities Underlying Unexercised Options Unexercisable (#)[2]	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)[2]	Option Exercise Price ($)[3]	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[4]	Market Value of Shares or Units of Stock That Have Not Vested ($)[4,5]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[5]
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
P. Dykstra
Viad
02/24/2010	61,334		30,666	19.20	02/24/2020
RS6				N/A	N/A	107,300	2,914,268	--	--
PUP[7]				N/A	N/A	--	--	62,300	1,692,100
MoneyGram[8]
02/19/2003	3,424			124.93	02/19/2013

E. Ingersoll
Viad
02/19/2003	7,499			19.57	02/19/2013
02/24/2010	27,000		13,500	19.20	02/24/2020
RS6				N/A	N/A	34,200	928,872	--	--
PUP[7]				N/A	N/A	--	--	25,100	681,700
MoneyGram[8]
02/19/2003	3,750			124.93	02/19/2013

S. Moster
Viad
RS6				N/A	N/A	27,600	749,616	--	--
PUP[7]				N/A	N/A	--	--	23,200	630,100

M. Hannan
Viad
12/01/2008	8,000		2,000	24.90	12/01/2015
02/24/2010	9,934		4,966	19.20	02/24/2020
RSU[6]				N/A	N/A	14,400	391,104	--	--
PUP[7]				N/A	N/A	--	--	11,300	306,900

T. Kuczynski
Viad
02/24/2010	10,800		5,400	19.20	02/24/2020
RS6				N/A	N/A	14,100	382,956	--	--
PUP[7]				N/A	N/A	--	--	10,600	287,900

[1]

Viad stock option awards for the named executive officers included a combination of incentive stock options and non-qualified stock options for all grants, in compliance with IRS requirements, except Mr. Hannan’s grants were in the form of non-qualified stock options due to Canadian tax considerations. All MoneyGram awards are non-qualified stock options. See Footnote 8 below for a discussion about MoneyGram.

[2]

The stock options granted in 2003 and 2010 have 10-year terms and vested or will vest in three equal annual installments beginning one year after the date of grant and ending three years after the date of grant. The stock options granted to Mr. Hannan in 2008 have a seven-year term and vest in five equal annual installments beginning one year from the date of grant and ending five years after the date of grant.

36	Viad Corp ï EXECUTIVE COMPENSATION

[3]

The exercise price of Viad stock options is equal to the average of the high and low selling prices of Viad’s common stock on the NYSE on the grant date. Effective with the 2010 grant of stock options, the exercise price is the closing selling price of Viad’s common stock on the grant date. See Footnote 8 below for a discussion regarding the treatment of stock options in connection with the MoneyGram spin-off.

[4]

For columns (g) and (h), restricted stock and restricted stock units vest three years from the date of grant, except for 25,000 shares of restricted stock awarded to Mr. Dykstra in 2011, which will vest five years after the date of grant.

[5]

For columns (h) and (j), the market value of shares (or units) was computed by multiplying the number of shares (or units) by $27.16, the closing market price of Viad’s common stock at December 31, 2012.

[6]	“RS” refers to restricted stock. “RSU” refers to restricted stock units.

[7]	“PUP” refers to performance units. The number of performance units and dollar value of those units, as reflected in column (i) and column (j), respectively, was as of December 31, 2012.

[8]

Listed under the “MoneyGram” heading are non-qualified stock options of MoneyGram, granted to the executive officer prior to Viad’s spin-off of MoneyGram in June 2004. Viad distributed all of the shares of MoneyGram common stock as a dividend on Viad’s common stock on the date of the spin-off. Stock option awards were adjusted in connection with the spin-off. Each option to purchase shares of Viad’s common stock was converted to consist of an adjusted option to purchase the same number of shares of MoneyGram common stock as before the spin-off, and an option to purchase one-fourth the number of shares of Viad’s common stock as before the spin-off due to the one-for-four reverse stock split of Viad’s common stock that occurred in connection with the spin-off. The conversion resulted in two options with a combined intrinsic value equal to the intrinsic value of the Viad option (with an exercise price of the high and low selling prices of Viad’s common stock on the grant date) before taking into account the effect of the spin-off and reverse stock split. The terms and conditions of the options are generally the same as those of the pre-spin Viad stock options. Effective November 14, 2011, MoneyGram effected a one-for-eight reverse stock split.

OPTION EXERCISES AND STOCK VESTED TABLE

For the named executive officers, the table below lists stock options exercised in 2012 and restricted stock (or units) and performance-based restricted stock units, which vested during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[2] ($)
(a)	(b)	(c)	(d)	(e)
P. Dykstra
RS3	--	--	30,000	589,200
Stock Options	4,412	10,704	--	--
E. Ingersoll
RS3	--	--	14,600	286,744
S. Moster
RS3	--	--	4,800	94,326
M. Hannan
RSU/PBRSU[3]	--	--	5,991	116,005
T. Kuczynski
RS3	--	--	5,300	104,092

[1]

The value realized is calculated by taking the difference between the exercise price and the fair market value of the stock times the number of options exercised. Effective with the 2010 grant of stock options, the exercise price is the closing selling price of Viad’s common stock on the grant date. Previously, the exercise price was the average of the high and low selling price of Viad’s common stock on the date of grant. The fair market value of an exercised option is the closing selling price of Viad’s common stock on the date of exercise.

[2]	The value realized upon the vesting of stock awards is the closing selling price of Viad’s common stock on the date of vesting times the number of shares (or units) vesting.

[3]	“RS” is an abbreviation for restricted stock. “RSU” is an abbreviation for restricted stock units. “PBRSU” is an abbreviation for performance-based restricted stock units.

Viad Corp ï EXECUTIVE COMPENSATION	37

PENSION BENEFITS TABLE

The table below provides the present value of the accumulated benefits of the named executive officers, who receive benefits under a pension plan of Viad or its subsidiaries. The liability related to the payment of benefits under the SERP, as disclosed in the table below, was assumed by MoneyGram in connection with the spin-off of MoneyGram by Viad in June 2004.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)[3]	(e)
P. Dykstra[1]	SERP	20.340	3,405,572	--
E. Ingersoll[1]	SERP	2.439	205,088	--
M. Hannan[2]	Retirement Plan for Management Employees of Brewster Inc.	4.0833	117,479	--

[1]

Mr. Dykstra and Ms. Ingersoll participate in the SERP. Credited service ceased to accrue under the SERP as of the MoneyGram spin-off on June 30, 2004 (actual years of service for Mr. Dykstra and Ms. Ingersoll are 29 and 11 years, respectively). The SERP provides retirement benefits based on final average earnings, which is the average of the 60 months of annual base salary plus 50% of the annual incentive compensation for the five calendar years in which they were highest. Once commenced, the full benefit is payable for the life of the executive. Upon the executive’s death, 50% of the benefit is payable for the life of the surviving spouse, if applicable. These two executives are entitled to a pension benefit at age 60 equal to A + (B x C) - D, where:

A =	(1.15% x Years of service from 1/1/1998 through 6/30/2004 x Final average earnings)
+
(0.55% x Years of service from 1/1/1998 through 6/30/2004 x Final average earnings in excess of the covered compensation breakpoint);

B =	(1.834% x Years of service prior to 1998 x Final average earnings as of 12/31/1997 using 100% of the annual incentive compensation)
-
(1.667% x Years of service prior to 1998 x Primary Social Security benefit);

C =	(Final average earnings) / (Final average earnings as of 12/31/1997 using 100% of the annual incentive compensation); and

D =	Annual benefit from the MoneyGram Pension Plan and the Travelers Express Company, Inc. Supplemental Pension Plan, if applicable.

[2]

Under the Retirement Plan for Management Employees of Brewster Inc., the annual pension payable to Mr. Hannan, assuming a normal retirement date, is equal to 2% of his highest average earnings for each year of credited service. “Highest average earnings” are defined as the average of the highest annual earnings in any three calendar years of credited service. The maximum pension payable to Mr. Hannan cannot exceed the dollar limits permitted under the Income Tax Act of Canada.

[3]

Assumptions made in quantifying the present value of the current accrued benefit under this column (d) are discussed in Viad’s 2012 Annual Report on Form 10-K, filed March 11, 2013, in Note 15 of Notes to Consolidated Financial Statements, and are incorporated herein by reference.

38	Viad Corp ï EXECUTIVE COMPENSATION

NON-QUALIFIED DEFERRED COMPENSATION TABLE

The following table provides the amounts contributed to a non-qualified deferred compensation plan during 2012.

Name	Executive Contributions in Last Fiscal Year ($)[1]	Registrant Contributions in Last Fiscal Year ($)[2]	Aggregate Earnings in Last Fiscal Year ($)[3]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
(a)	(b)	(c)	(d)	(e)	(f)
P. Dykstra
Supplemental 401(k) Plan	28,688	19,250	24,455	--	565,351
E. Ingersoll
Supplemental 401(k) Plan	--	4,841	4,124	--	93,565
S. Moster	--	--	--	--	--
M. Hannan[4]	--	--	--	--	--
T. Kuczynski
Supplemental 401(k) Plan	--	2,765	571	--	15,047

[1]	These amounts are contributed by the executive out of his or her annual base salary. Such contributions are reported as compensation in the Summary Compensation Table under column (c) (“Salary”).

[2]

The Company’s matching contribution under the Supplemental 401(k) Plan is the same as provided under the 401(k) Plan generally available to all employees, which is a 100% match of the first 3% of annual base salary contributed by the executive officer and 50% of the next 2% of annual base salary contributed by the executive officer. Matching contributions are reported as compensation in the Summary Compensation Table under column (i) (“All Other Compensation”). Mr. Moster has elected not to participate in, and Mr. Hannan is not eligible to participate in, the Supplemental 401(k) Plan. See Footnote 4 below for a discussion of the Plan’s eligibility requirements.

[3]

Interest on each participant’s account balance is paid at an annual rate equal to the yield as of January 1, April 1, July 1, and October 1 on the Merrill Lynch Taxable Bond Index-Long Term Medium Quality (A3) Industrial Bonds, or such other rate as the Human Resources Committee may determine in a manner consistent with the requirements of Section 409A of the Code and related regulations. If the deferred compensation account is to be paid in installments, the interest is credited quarterly prior to the end of each installment period. If the deferred compensation account is not paid in installments, the interest is credited quarterly prior to the end of the participant’s deferral period.

[4]

Viad’s Supplemental 401(k) Plan is a U.S.-based retirement program. Payments under the program are made only to participants who are U.S. citizens between the ages of 55 and 65. Mr. Hannan is a Canadian citizen and resident, and thus is not eligible to participate in the program.

POTENTIAL PAYMENT UPON EMPLOYMENT TERMINATION OR CHANGE OF CONTROL

Certain termination events will trigger post-termination payments and benefits for the named executive officers. Each termination event and the amount that could be payable to the executive officers under each termination event is provided in the tables below, assuming a qualifying termination date of December 31, 2012 with a closing price of $27.16 per share for Viad’s common stock, except where specifically indicated below.

RETIREMENT

Upon normal or early retirement, executives would receive ownership of the restricted stock (or units), earned PBRS (or units) and earned performance units awarded to them upon the lapse of the vesting period on a pro-rata basis (percentage of time from the grant date to the retirement date), except that executives who have reached the age of 60 at the time of retirement and retire at least two years (or 18 months in the case of earned performance units) from the date of the grant would receive full ownership (not pro-rated) upon lapse of the vesting period. Stock options not yet exercisable would fully vest upon retirement (or six months and one day thereafter in the event the termination date occurs within six months of the grant date) and the executive may exercise the option rights on or before the earlier of: (1) the fifth anniversary of the executive’s retirement date; or (2) the date on which the options expire. Executives would receive, under the MIP, an accrued annual incentive bonus, if earned, on a pro-rata basis. Mr. Dykstra is entitled to the same benefits upon retirement pursuant to the

Viad Corp ï EXECUTIVE COMPENSATION	39

terms of his employment contract. In addition, he will be provided with an office and secretarial support for five years following retirement. Eligibility for normal retirement is age 65 and for early retirement is age 55. Currently, none of the named executive officers are eligible to receive retirement benefits.

CHANGE OF CONTROL AND CHANGE OF CONTROL SEVERANCE

The Executive Severance Plan provides each of the NEOs with severance benefits if the executive’s employment is terminated by Viad without cause or by the executive for good reason (as those terms are defined in the plan) within 36 months after a change of control of Viad, or by the executive for any reason (other than for good reason, death, disability or retirement) during a 30-day window period beginning on the first anniversary of a change of control of Viad. Under those circumstances, the executive would receive from Viad a lump-sum payment, as severance compensation, equal to a multiple of the following sum:

•	The executive’s highest annual salary; plus

•	The executive’s target cash bonus under the Management Incentive Plan for the fiscal year in which the change of control occurs.

The multiple, in the case of termination by Viad without cause or the executive’s termination for good reason, will equal the product of three times a fraction, the numerator of which is 36 minus the number of full months the executive was employed following a change of control and the denominator of which is 36. In the case of the executive’s voluntary termination during the window period, the multiple will be two. This Plan remains unchanged since 2006.

The first table below shows the cash amount and the value of equity and other benefits that could be received in the case of an executive’s termination without cause or the executive’s voluntary termination for good reason under a change of control, assuming that the executive had a qualifying termination date of December 31, 2012. The second table below shows the amount payable and the value of equity and other benefits upon the executive’s voluntary termination during the window period after a change of control, assuming the same termination date.

Estimated Benefits in the Event of a Change of Control with Involuntary/Without Cause or Voluntary/Good Reason Termination, In Dollars ($)

	Dykstra	Ingersoll	Moster	Hannan[1]	Kuczynski	Aggregate Payments
Cash Severance Payment[2]	4,224,300	1,793,400	1,938,600	1,552,743	1,492,500	11,001,543
Annual Incentive Cash Bonus[3]	945,100	319,900	416,100	146,962	252,000	2,080,062
Stock Options[4]	244,109	107,460	--	44,067	42,984	438,620
Restricted Stock (or Units)[4,6]	2,914,268	928,872	749,616	391,104	382,956	5,366,816
PBRS (or Units)[4,6]	--	--	--	--	--	--
Performance Units[5,6]	815,700	335,900	301,500	148,400	142,100	1,743,600
Incremental Pension Benefit[7]	451,516	9,684	--	--	--	461,200
Welfare Benefits and Perquisites[8]	134,728	88,180	89,179	54,502	89,179	455,768
Outplacement Services	30,000	30,000	30,000	30,000	30,000	150,000
Effect of Modified Gross-Up Provision[9]	--	--	--	--	--	--
Estimated Excise Tax and Gross-Up10	2,526,406	--	1,139,901	--	894,264	4,560,571

Totals	12,286,127	3,613,396	4,664,896	2,367,778	3,325,983	26,258,180

[1]

Mr. Hannan’s estimated benefits were converted from Canadian dollars to U.S. dollars at a rate of 1.00 to 1, except that the Canadian exchange rate of 0.9739 was used for his annual incentive cash bonus as this was the rate on the date of payout.

40	Viad Corp ï EXECUTIVE COMPENSATION

[2]	Discussed in the paragraphs above this table.

[3]

If there is a change of control, regardless of whether there is a termination of employment in connection therewith, each of the named executive officers would be entitled to receive a pro-rata portion of the annual cash incentive granted under the Management Incentive Plan, calculated on the basis of achievement of performance measures through the date of the change of control.

[4]

Immediate full vesting of equity grants will occur, and the executive will have the ability to surrender options for cash. The vesting of the restricted stock (or units) and PBRS (or units) would occur, and the cash amount for the granted performance units and annual incentive cash bonus would be paid to the executive, upon a change of control whether or not the named executive officer was terminated in connection with the change of control.

[5]

If there is a change of control, regardless of whether there is a termination of employment in connection therewith, each of the named executive officers would be entitled to receive a cash payment for performance units granted under the PUP, calculated as if each of the pre-defined targets were met at 100%, and pro-rated from the date of the grant to the date of the change of control.

[6]

If the payouts and vesting were to occur upon the change of control, then the performance units and the annual cash incentive would not be paid out again and no additional vesting of the restricted stock (or units) and PBRS (or units) would occur in the event of an employment termination in connection with a change of control.

[7]

The Executive Severance Plan also provides a special retirement benefit to executives in the form of an additional benefit accrual under the SERP determined as if the executive continued employment during the severance period with the severance compensation included in his or her final average compensation as defined by the SERP. Benefits under the MoneyGram Pension Plan were frozen as of December 31, 2003 and would not be affected by a change of control. This special retirement benefit does not apply to Messrs. Hannan, Kuczynski and Moster.

[8]

The executive receives continued welfare benefits coverage for the severance period of: (i) three years times a fraction, the numerator of which is 36 minus the number of full months from the date of the change of control through the last day of the executive’s employment, and the denominator of which is 36 months, in the case of Viad’s termination without cause or the executive’s termination for good reason; or (ii) two years in the case of the executive’s voluntary termination during the window period; except that such benefits would terminate upon the executive’s death or normal retirement date of 65, whichever occurs first.

[9]

Per the Internal Revenue Code, when the total payments to an executive under the Executive Severance Plan are between 100% and 110% of the maximum amount of total payments the executive could receive without being treated as receiving excess payments, the executive’s payments are reduced such that the total payments received by the executive will not cause the executive to be treated as receiving excess payments.

[10]

In the event that the executive’s benefits under the Executive Severance Plan are subject to excise tax, the Company will make a tax payment to the executive so that the net amount of such payment (after taxes) is sufficient to pay the excise tax due.

Estimated Benefits in the Event of a Change of Control with Voluntary Termination During Window1

In Dollars ($)

	Dykstra	Ingersoll	Moster	Hannan	Kuczynski	Aggregate Payments
Cash Severance Payment	2,816,200	1,195,600	1,292,400	1,035,162	995,000	7,334,362
Annual Incentive Cash Bonus	945,100	319,900	416,100	146,962	252,000	2,080,062
Stock Options	244,109	107,460	--	44,067	42,984	438,620
Restricted Stock (or Units)	2,914,268	928,872	749,616	391,104	382,956	5,366,816
PBRS (or Units)	--	--	--	--	--	--
Performance Units	815,700	335,900	301,500	148,400	142,100	1,743,600
Incremental Pension Benefit	248,937	6,208	--	--	--	255,145
Welfare Benefits and Perquisites	89,819	58,787	59,453	36,334	59,453	303,846
Outplacement	30,000	30,000	30,000	30,000	30,000	150,000
Estimated Excise Tax and Gross-Up	--	--	829,487	--	608,117	1,437,604

Totals	8,104,133	2,982,727	3,678,556	1,832,029	2,512,610	19,110,055

[1]	See the footnotes in the first table of this section for an explanation of the benefits.

Viad Corp ï EXECUTIVE COMPENSATION	41

INVOLUNTARY TERMINATION NOT FOR CAUSE

The following table shows the cash amount and values of equity awards and other benefits that could be received by the named executive officers in the event Viad terminates employment without cause (not for death, disability or cause), assuming that the executive had a qualifying termination date of December 31, 2012.

Estimated Benefits in the Event of Involuntary Termination Not For Cause

In Dollars ($)

	Dykstra[1]	Ingersoll[2]	Moster[2]	Hannan[2,3]	Kuczynski[2]	Aggregate Payments
Cash Severance Payment	1,500,000	343,750	202,500	324,581	161,000	2,531,831
Annual Incentive Cash Bonus	945,100	319,900	416,100	146,962	252,000	2,080,062
Stock Options	244,109	107,460	--	44,067	42,984	438,620
Restricted Stock (or Units)	1,741,861	928,872	749,616	391,104	382,956	4,194,409
PBRS (or Units)	--	--	--	--	--	--
Performance Units	815,700	335,900	301,500	148,400	142,100	1,743,600
Welfare Benefits	75,000	37,500	40,500	31,900	32,200	217,100
Outplacement	30,000	30,000	30,000	30,000	30,000	150,000

Totals	5,351,770	2,103,382	1,740,216	1,117,014	1,043,240	11,355,622

[1]	Mr. Dykstra’s employment agreement provides that he will receive post-termination payments and benefits upon Viad’s termination of his employment without cause, including:

•	Lump sum cash payment of the sum of (1) two times his then-current annual salary and (2) a pro-rata portion of his then-current target cash bonus under the Management Incentive Plan

•	Vesting of his unvested options and restricted stock awards upon expiration of the vesting period, each on a pro-rata basis

•	Vesting of earned performance-based restricted stock and earned performance units upon expiration of the performance period, each on a pro-rata basis

•	Outplacement services

•

Continued participation in employee health and welfare benefit plans until reaching the eligibility age for retiree medical (age 55) at the level of benefits no less than those in existence on December 31, 2012

Such payments and benefits would be in lieu of all other severance that might be payable to Mr. Dykstra under any Viad severance policies or under the terms of the stock option agreement or other incentive stock award agreements.

[2]

The executive will receive outplacement services and full ownership of restricted stock (or units), earned performance-based restricted stock (or units) and earned performance units upon lapse of the vesting or performance period. In February 2007, the Board adopted, upon recommendation of the Human Resources Committee, a severance arrangement for executive officers of Viad, which codified Viad’s historical, discretionary practice to provide severance cash payments for Viad’s termination of an executive officer without cause (not for death, disability or cause). Under the Executive Officer Continuation of Pay Policy, executives with less than seven years of service with Viad would receive six months of salary, while executive officers with seven or more years of service with Viad would receive up to one year’s salary, except in the case of Mr. Hannan (see footnote 3, below). Executive officers would receive continued health and welfare benefits during the severance period and a pro-rata annual cash incentive award under the Management Incentive Plan for the calendar year in which they were last employed, if earned. No payment, however, would be made under the Executive Officer Continuation of Pay Policy unless the executive officer executes a general release containing a release of all claims against Viad, a covenant not to sue, a non-competition covenant and a non-disparagement agreement, in form and substance satisfactory to Viad. The terms of any written agreement relating to severance payment upon termination of an executive officer without cause that is approved by the Board will supersede the policy, and exceptions to the policy may be made if recommended by the CEO of Viad and approved by the Human Resources Committee.

[3]

Mr. Hannan would receive one year’s salary and one year’s annual cash incentive award under the Management Incentive Plan at target level for the last calendar year of his employment in the event of an involuntary termination. His estimated benefits were converted from Canadian dollars to U.S. dollars at a rate of 1.00 to 1, except that the Canadian exchange rate of 0.9739 was used for his annual incentive cash bonus as this was the rate on the date of payout.

42	Viad Corp ï EXECUTIVE COMPENSATION

VOLUNTARY TERMINATION FOR GOOD REASON

Mr. Dykstra’s employment agreement provides for post-termination payments upon his voluntary termination of employment for “Good Reason.” Upon employment termination, Mr. Dykstra will receive the same payments and benefits described above under the “Involuntary Termination Not For Cause” subsection, and such payment would be in lieu of all other severance that might be payable to Mr. Dykstra under any Viad severance policies or under the terms of the stock option agreement or other incentive stock award agreement. A “Good Reason” condition includes any of the following, provided it occurs without Mr. Dykstra’s consent:

•	Material reduction or change in Mr. Dykstra’s authority, duties or responsibilities

•	Material reduction in his annual base salary, unless made as part of an across-the-board reduction of annual base salary for other executive officers of Viad under the direction of the Board

•	Office relocation requiring an increased commute of more than 50 miles

•	Material breach of employment agreement by Viad

•	Successor to Viad fails to assume Viad’s obligations under the employment agreement

Mr. Dykstra’s employment agreement requires notice to be provided to Viad within 90 days of the Good Reason condition and provides Viad with an opportunity to remedy the situation. If the situation is remedied within 30 days of the notice, then the post-termination payments described in this section would not be made to Mr. Dykstra.

DEATH OR DISABILITY

The following table shows the cash amount and the value of equity that could be received by a named executive officer in the event of employment termination due to disability, or by the named executive officer’s estate in the event of employment termination due to death, assuming that the executive had a qualifying termination date of December 31, 2012.

Estimated Benefit in the Event of Death or Disability, In Dollars ($)

	Dykstra	Ingersoll	Moster	Hannan[1]	Kuczynski	Aggregate Payments
Annual Incentive Cash Bonus[2]	945,100	319,900	416,100	146,962	252,000	2,080,062
Stock Options[3]	244,109	107,460	--	44,067	42,984	438,620
Restricted Stock (or Units)[4]	1,741,861	928,872	749,616	391,104	382,956	4,194,409
PBRS (or Units)[4]	--	--	--	- -	--	--
Performance Units[4]	815,700	335,900	301,500	148,400	142,100	1,743,600

Totals	3,746,770	1,692,132	1,467,216	730,533	820,040	8,456,691

[1]

Mr. Hannan’s estimated benefits were converted from Canadian dollars to U.S. dollars at a rate of 1.00 to 1, except that the Canadian exchange rate of 0.9739 was used for his annual incentive cash bonus as this was the rate on the date of payout.

[2]	The Management Incentive Plan provides that the named executive officers will be entitled to receive the accrued cash incentive payment, if earned, pro-rated to the date of employment termination.

[3]

Stock options, if not exercisable, will fully vest upon the date of death or disability (or six months and one day thereafter in the event the termination date occurs within six months of the grant date) and the executive (or personal representative) may exercise the option rights within three years following the date of disability or 12 months following the date of death.

[4]	The named executive officers will receive full ownership of restricted stock (or units), earned PBRS (or units) and earned performance units upon lapse of the vesting or performance period.

Viad Corp ï EXECUTIVE COMPENSATION	43

FORFEITURE AND REIMBURSEMENT PROVISIONS

In order to protect Viad and its operating companies and to help ensure the long-term success of the business, annual incentive compensation and long-term incentive compensation are subject to forfeiture and reimbursement provisions (i.e., “clawback” provisions) relating to the following conduct:

•

an officer or employee knowingly participated in misconduct that caused a misstatement of financial statements of Viad or any of its affiliates, or in misconduct which represented a material violation of Viad’s Code of Ethics or certain other policies

•

an officer or employee was aware of and failed to report an officer or employee who was participating in misconduct that caused or could cause a misstatement of financial statements of Viad or any of its affiliates, or in misconduct which represented a material violation of Viad’s Code of Ethics or certain other policies

•	an officer or employee acted significantly contrary to the best interests of Viad

The forfeiture and reimbursement provisions also relate to violations of certain restrictions on competitive activities following employment termination. In addition, the annual incentive compensation and long-term incentive compensation awards also provide Viad with the right to stop the NEO, through a court-ordered injunction, from working for competitors and soliciting customers and employees following employment termination. Viad also may seek monetary damages for such activities.

The following incentive compensation is subject to forfeiture and reimbursement (i.e., “clawback” provisions):

•	awards of restricted stock (or units), performance-based restricted stock (or units) and performance units granted in the last two years of employment

•	all cash bonuses paid during the last 12 months of employment for awards made prior to 2010, and 18 months for awards made in or after 2010

•	outstanding, vested but not exercised, stock options

•	any gain (without regard to tax effects) realized from the exercise of an option subject to the forfeiture and reimbursement provisions

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2012, with respect to shares of Viad’s common stock that may be issued under existing equity compensation plans. The category “Equity Compensation Plans Approved by Security Holders” in the table below consists of the 2007 Viad Corp Omnibus Incentive Plan, which was approved by Viad’s shareholders at the 2007 Annual Meeting of Shareholders on May 15, 2007 and re-approved at the 2012 Annual Meeting of Shareholders on May 15, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price ($) of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))[1] (c)
Equity compensation plans approved by security holders:
2007 Viad Corp Omnibus Incentive Plan (“2007 Plan”)	281,667	$20.64	1,071,632
1997 Viad Corp Omnibus Incentive Plan (“1997 Plan”)	84,496	$26.62	--
Equity compensation plans not approved by security holders	--	--	--

Total	366,163	$22.02	1,071,632

[1]

The 2007 Plan, with a 10-year life, provides for the following types of awards to officers, directors and certain other employees: (a) incentive and non-qualified stock options; (b) restricted stock (and units); (c) performance units or performance shares; (d) stock appreciation rights; (e) cash-based awards; and (f) certain other stock-based awards. The number of shares of common stock available for grant under the 2007 Plan is limited to 1,700,000 shares plus shares awarded under the 1997 Plan, approved by shareholders, that subsequently cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent the shares are exercised for, or settled in, vested and non-forfeited shares) up to an aggregate maximum of 1,500,000 shares.

44	Viad Corp ï EXECUTIVE COMPENSATION

AUDIT COMMITTEE REPORT

THE COMMITTEE

The Audit Committee of the Board is comprised solely of independent directors and was appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of Viad, (2) the independent auditors’ qualifications and independence, (3) the performance of Viad’s internal audit function and the independent auditors and (4) the compliance by Viad with legal and regulatory requirements, including oversight of Viad’s Always Honestsm Compliance and Ethics Program.

MEETINGS AND RESPONSIBILITIES

The Committee met 11 times in 2012. Committee members are also available to consult with management and the independent auditors throughout the year. The Committee regularly meets in general and private sessions with management of Viad and with Viad’s internal auditors and the independent auditors. The Committee receives and discusses its reports and encourages open and detailed discussion of all matters related to responsibilities of the Committee.

FINANCIAL STATEMENTS RECOMMENDATION

The Audit Committee recommended that the audited financial statements of Viad for 2012 be included in Viad’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2013. A copy of that report is included with your proxy materials. In connection with its recommendation, the Committee did the following:

•	Reviewed and discussed the audited financial statements of Viad with management

•

Discussed with the independent auditors of Viad matters required to be discussed by generally accepted auditing standards, including standards set forth in Statement on Auditing Standards No. 61. That statement requires that the independent auditors communicate to the Committee matters related to the conduct of the audit such as the quality of earnings; estimates, reserves and accruals; suitability of accounting principles; highly judgmental areas; and audit adjustments whether or not recorded

•

Received written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independence of the independent auditors, and discussed with the independent auditors the independent auditors’ independence

It is not the duty of the Committee to plan or conduct audits or to determine that Viad’s financial statements are complete or accurate and in accordance with generally accepted accounting principles. Those are the responsibilities of management and Viad’s independent auditors. In giving its recommendation to the Board of Directors that the audited financial statements of Viad for 2012 be included in Viad’s Annual Report on Form 10-K, the Committee relied on management’s representations and the report of Viad’s independent auditors with respect to the financial statements. A report of Viad’s management concerning management’s responsibility for financial reporting, and the report and opinion of Deloitte & Touche LLP, Viad’s independent auditors, are included in Viad’s Annual Report on Form 10-K and should be read in conjunction with the audited financial statements of Viad.

DISCLOSURE CONTROLS AND INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)) and internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)), evaluating the effectiveness of disclosure controls and procedures and internal control over financial reporting, and evaluating any change in internal control over financial reporting that has materially

Viad Corp ï AUDIT COMMITTEE REPORT	45

affected, or is reasonably likely to materially affect, internal control over financial reporting. Deloitte & Touche LLP is responsible for expressing an opinion on the effectiveness of Viad’s internal control over financial reporting.

During 2012 and through the filing of Viad’s 2012 Annual Report on Form 10-K, management completed the documentation, testing and evaluation of Viad’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Committee was kept informed of the progress of the evaluation during the process. The Committee received periodic updates provided by management and Deloitte & Touche LLP at Committee meetings.

The Committee has discussed with Deloitte & Touche LLP the matters required under Auditing Standard No. 5 (“An Audit of Internal Control Over Financial Reporting That is Integrated With An Audit of Financial Statements”) of the Public Company Accounting Oversight Board. That standard requires Viad’s independent auditors to report on their audit of Viad’s internal control over financial reporting performed in conjunction with their audit of Viad’s consolidated financial statements. At the conclusion of the process, management provided the Committee with, and the Committee reviewed, a report on the effectiveness of Viad’s internal control over financial reporting.

The Committee also reviewed the report of Deloitte & Touche LLP relating to its audit of the effectiveness of Viad’s internal control over financial reporting.

AUDIT COMMITTEE

Albert M. Teplin, Chairman

Richard H. Dozer

Jess Hay

Edward E. Mace

Robert E. Munzenrider

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS VIAD’S INDEPENDENT PUBLIC ACCOUNTANTS FOR 2013

The Audit Committee of the Board has appointed Deloitte & Touche LLP as our independent registered public accountants for 2013, and the Board of Directors ratified the appointment. The following resolution concerning the appointment of Deloitte & Touche LLP as Viad’s independent auditors will be offered at the 2013 Annual Meeting of Shareholders:

RESOLVED, that the appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors of Viad Corp (the “Corporation”) to audit the accounts of the Corporation and its subsidiaries for the fiscal year 2013 is hereby ratified.

Deloitte & Touche LLP has audited our accounts and those of our subsidiaries for many years. Although the listing standards of the NYSE and the charter of the Audit Committee require Viad’s independent registered public accountants to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of the independent registered public accountants to be an important matter of shareholder concern and is submitting appointment of Deloitte & Touche LLP for ratification by shareholders as a matter of good corporate practice. No determination has been made as to what action the Audit Committee and the Board would take if the shareholders do not approve the appointment.

Viad anticipates that a representative of Deloitte & Touche LLP will attend the 2013 Annual Meeting, respond to appropriate questions and be afforded the opportunity to make a statement.

Recommendation of the Board

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as Viad’s independent registered public accountants for 2013.

46	Viad Corp ï PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS VIAD’S INDEPENDENT PUBLIC ACCOUNTANTS FOR 2013

FEES AND SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The following is a summary of the aggregate fees billed to Viad by its independent registered public accountants, Deloitte & Touche LLP, for professional services provided for the fiscal years ended December 31, 2011 and 2012.

Fee Category	2011 Fees ($)	2012 Fees ($)
Audit Fees[1]	1,788,000	1,781,265
Audit-Related Fees[2]	216,100	216,096
Tax Fees[3]	208,100	172,284
All Other Fees[4]	--	--

Total Fees	2,212,200	2,169,645

[1]

Audit Fees.  Consists of fees billed for professional services provided for the audits of Viad’s financial statements for the fiscal years ended December 31, 2011 and 2012, and for review of the financial statements included in Viad’s quarterly reports on Form 10-Q for those fiscal years. Fees in 2011 and 2012 also were incurred in connection with the audit of Viad’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

[2]

Audit-Related Fees.  Consists of fees billed for services provided to Viad for audit-related services, which generally include fees for separate audits of employee benefit and pension plans, certain due diligence assistance and consultation and ad hoc fees for consultation on financial accounting and reporting standards.

[3]	Tax Fees. Consists of fees billed for services provided to Viad for tax services, which generally include fees for corporate tax planning, consultation and compliance.

[4]

All Other Fees.  Consists of fees billed for all other services provided to Viad, which generally include fees for consultation regarding computer system controls and human capital consultations. No services were performed related to financial information systems design and implementation for the fiscal years ended December 31, 2011 and 2012.

None of the above-described professional services were approved by the Audit Committee in reliance on the de minimus exception to the pre-approval requirements under federal securities laws and regulations.

The Audit Committee has considered whether the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining auditor independence.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee’s written policy is to pre-approve all audit and permissible non-audit services provided by Viad’s independent registered public accountants, which is Deloitte & Touche LLP. These services may include audit services, audit-related services, tax services and other permissible non-audit services. Any service incorporated within the engagement letter of the independent registered public accountants, which is approved by the Audit Committee, is deemed pre-approved. Any service identified as to type and estimated fee in the written annual service plan of the independent registered public accountants, which is approved by the Audit Committee, is deemed pre-approved up to the dollar amount provided in such annual service plan.

During the year, the independent registered public accountants also provide additional accounting research and consultation services required by, and incident to, the audit of Viad’s financial statements and related reporting compliance. These additional audit-related services are pre-approved up to the amount provided in the annual service plan which is approved by the Audit Committee. The Audit Committee may also pre-approve services on a case-by-case basis during the year, or the Chairman of the Audit Committee may give such pre-approval in writing on behalf of the Audit Committee. The Chairman reviews his pre-approvals with the full Audit Committee not later than at the committee’s next meeting.

The Audit Committee’s approval of proposed services and fees are noted in the meeting minutes of the Audit Committee and/or by signature on behalf of the Audit Committee on the engagement letter. The independent registered public accountants are periodically requested to summarize the services and fees paid to date, and management is required to report whether the services and fees have been pre-approved in accordance with the required pre-approval process of the Audit Committee.

Viad Corp ï PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS VIAD’S INDEPENDENT PUBLIC ACCOUNTANTS FOR 2013	47

PROPOSAL 3: ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

The Human Resources Committee, which is comprised entirely of independent directors, and the full Board believe that the 2012 executive compensation program for the NEOs was a significant factor contributing to Viad’s improved profitability and operating efficiencies during the year. In addition, the Human Resources Committee believes the executive compensation policies, procedures and decisions made with respect to Viad’s NEOs are competitive, are based on Viad’s pay-for-performance philosophy and are focused on achieving Viad’s goals and enhancing shareholder value.

The following proposal provides Viad’s shareholders with an opportunity to vote to approve, on an advisory basis, the compensation of Viad’s NEOs, as disclosed in this proxy statement. This vote is not intended to address any specific element of Viad’s executive compensation program, but rather the overall compensation program for Viad’s named executive officers. In considering your vote, you may wish to review the “Compensation Discussion and Analysis” section of this proxy statement, which provides details as to Viad’s compensation policies, procedures and decisions regarding the NEOs, as well as the tables and other information in the “Executive Compensation” section of this proxy statement.

For the reasons discussed above and in the “Compensation Discussion and Analysis” section of this proxy statement, the Board asks Viad’s shareholders to vote “FOR” the adoption of the following resolution to be presented at the 2013 Annual Meeting of Shareholders:

RESOLVED, that the shareholders of Viad Corp (the “Corporation”) approve, on an advisory basis, the overall compensation of the Corporation’s named executive officers set forth in the Compensation Discussion and Analysis, Summary Compensation Table and related compensation tables, notes and narrative discussion in the Proxy Statement for the Corporation’s 2013 Annual Meeting of Shareholders.

Although this advisory vote is not binding upon the Board or Viad, the Board and the Human Resources Committee will review and consider and take into account the voting results, as it has in previous years, when making future decisions regarding executive compensation to the extent they can determine the cause of any significant negative voting.

Recommendation of the Board

The Board of Directors recommends that you vote “FOR” this proposal.

VOTING PROCEDURES AND REVOKING YOUR PROXY

VOTING PROCEDURES

In order to be elected as a director in an uncontested election, the number of shares voted “for” a director nominee from the shares present and voting in person or by proxy must exceed the number of votes cast “against” the director nominee. In contested elections where the number of nominees exceeds the number of directors to be elected, director nominees must receive a plurality of the shares present and voting in person or by proxy in order to be elected. A plurality means receiving the largest number of votes, regardless of whether that is a majority. All matters submitted to you at the meeting will be decided by a majority of the votes cast on the matter, except as otherwise provided by law or our Certificate of Incorporation or the Bylaws. You may not cumulate votes.

Shareholders who fail to return a proxy or attend the meeting will not count towards determining any required plurality, majority or quorum. Shareholders and brokers returning proxies or attending the meeting who are

48	Viad Corp ï PROPOSAL 3: ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

entitled to vote on the subject matter and who abstain from voting on a proposition will count towards determining a quorum, plurality or majority for that proposition.

Banks and brokers that have not received voting instructions from their clients may vote their clients’ shares on Proposal 2 (ratifying the appointment of Deloitte & Touche LLP as Viad’s independent registered public accountants), but not on Proposals 1 or 3. Under the rules of the NYSE, the only agenda item to be acted upon at our 2013 Annual Meeting with respect to which a broker or nominee will be permitted to exercise voting discretion is Proposal 2. Therefore, if a beneficial holder of Viad common stock does not give the broker or nominee specific voting instructions on Proposals 1 or 3, the holder’s shares will not be voted on those proposals and a broker non-vote will occur. The affirmative vote of holders of the majority of all votes cast by holders of Viad’s outstanding stock entitled to vote is required to approve each of the proposals. Abstentions and broker non-votes will not be included in the vote totals and, as such, will have no effect on the outcome of the proposals.

Your proxy will be voted in accordance with the instructions you place on the proxy card. Unless you vote otherwise, all shares represented by your returned signed proxy will be voted as noted on page 1 of this proxy statement. If you are a participant in a 401(k) plan of Viad or one of its subsidiaries, your proxy will serve as a voting instruction to the respective trustee. In a 401(k) plan, if no voting instructions are received from a participant, the trustees will vote those shares in accordance with the majority of shares voted in such plans for which instructions were received or in the discretion of such trustees as their fiduciary duty may require.

Viad has adopted a procedure approved by the SEC called “householding” in order to reduce printing and mailing costs. Shareholders of record who have the same address and last name will receive only one copy of this proxy statement and the Annual Report, unless one or more of these shareholders notifies Viad that they wish to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. If you do not wish to participate in householding and prefer to receive a separate copy of this proxy statement and the Annual Report, if you prefer to receive separate copies of these documents in the future or if you are currently receiving separate copies of these documents and would like to request delivery of a single copy of the documents in the future, please contact Viad’s transfer agent, Wells Fargo Shareowner Services, P.O. Box 64874, St. Paul, MN 55164-0874 (telephone number: 1-800-453-2235). Viad will promptly deliver a separate copy of this proxy statement and the Annual Report upon receiving your request. Beneficial owners can request information about householding from their banks, brokers or other holders of record.

REVOKING YOUR PROXY

Proxies may be revoked if you:

•

Deliver a signed, written revocation letter, dated later than the proxy, to Deborah J. DePaoli, General Counsel and Secretary, at our Phoenix address listed in the notice of meeting attached to this proxy statement

•	Deliver a signed proxy, dated later than the first one, to Viad Corp, c/o Wells Fargo Shareowner Services, P.O. Box 64873, St. Paul, Minnesota 55164-0873

•	Attend the meeting and vote in person rather than by proxy. Your attendance at the meeting will not revoke your proxy unless you choose to vote in person

SOLICITATION OF PROXIES

The cost of solicitation will be borne by Viad. Solicitation of proxies will be made primarily through the use of the mails, but directors, officers and regular employees of Viad may solicit proxies personally, by telephone or otherwise, and no additional compensation will be paid to such individuals. In addition, Viad has retained MacKenzie Partners, Inc., a third-party solicitation firm, to solicit proxies on Viad’s behalf and Viad will pay all fees and reasonable out-of-pocket expenses associated with retaining this firm, which is estimated to be up to approximately $30,000. Viad will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares.

Viad Corp ï VOTING PROCEDURES AND REVOKING YOUR PROXY	49

SUBMISSION OF SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholders may submit proposals and director nominations which may be proper subjects for inclusion in the proxy statement and form of proxy for consideration at the Annual Meeting of Shareholders. To be considered in the proxy statement or at an annual or special meeting, proposals and director nominations must be submitted on a timely basis, in addition to meeting other legal requirements. Viad must receive proposals and nominations for the 2014 Annual Meeting of Shareholders no later than December 5, 2013, for possible inclusion in the proxy statement, or on or between January 20, 2014 and February 19, 2014, for possible consideration at the meeting, which is expected to be held on Tuesday, May 20, 2014. Proposals, director nominations or related questions should be directed in writing to the undersigned at the address listed in the notice of meeting attached to this proxy statement.

OTHER BUSINESS

The Board of Directors knows of no other matters to be brought before the meeting. If any other business should properly come before the meeting, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

A copy of the 2012 Annual Report filed with the SEC is enclosed herewith and is available on Viad’s website at www.viad.com by clicking onto the link “2013 Annual Meeting–Proxy Materials.” You may also obtain Viad’s other SEC filings and certain other information concerning Viad through the Internet at www.sec.gov and www.viad.com, respectively. Information contained in any website referenced in this proxy statement is not incorporated by reference in this proxy statement.

By Order of the Board of Directors

DEBORAH J. DEPAOLI

General Counsel and Secretary

50	Viad Corp ï SUBMISSION OF SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

VIAD CORP

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 21, 2013

9:00 a.m. Mountain Standard Time

The Ritz-Carlton

2401 East Camelback Road

Phoenix, AZ 85016

Viad Corp 1850 North Central Avenue, Suite 1900 Phoenix, Arizona 85004-4565	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on May 21, 2013.

The shares of Viad Corp common stock you hold in your account will be voted as you specify on the reverse side.

By signing the proxy, you revoke all prior proxies and appoint Paul B. Dykstra and Richard H. Dozer, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting of Shareholders and all adjournments.

This proxy, when properly executed, will be voted as directed or, if no direction is given, will be voted for each proposal.

See reverse for voting instructions.

COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/vvi Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 20, 2013.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 20, 2013.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE AND RETURN THIS PROXY CARD.

    Please detach here

The Board of Directors Recommends a Vote FOR each Proposal.

1.	Election of directors:	FOR	AGAINST	ABSTAIN

1a.	Isabella Cunningham	☐	☐	☐

1b.	Albert M. Teplin	☐	☐	☐

2.	Ratification of the appointment of Deloitte & Touche LLP as Viad’s independent public accountants for 2013.	☐	For	☐	Against	☐	Abstain

3.	Advisory approval of named executive officer compensation.	☐	For	☐	Against	☐	Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

        Please sign exactly as your name(s) appears on         the Proxy. If held in joint tenancy, all persons should         sign. Trustees, administrators, etc., should include         title and authority. Corporations should provide full         name of corporation and title of authorized officer         signing the Proxy.